AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 5, 2020

REGISTRATION NO. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BRISTOL-MYERS SQUIBB COMPANY
(Exact name of registrant as specified in its charter)

Delaware	22-0790350
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

430 E. 29th Street, 14FL, New York, NY 10016
(212) 546-4000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Sandra Leung, Esq.
Executive Vice President and General Counsel
430 E. 29th Street, 14FL
New York, NY 10016
(212) 546-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Sophia Hudson, P.C.
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
(212) 446-4800

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined by the registrant in light of market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)
Smaller reporting company ☐	Emerging growth company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit		Proposed maximum aggregate offering price		Amount of registration fee(4)
Common Stock, par value $0.10 per share	17,037,183	63.10	(2)	$1,075,046,247.30	(2)	$139,541.00
Bristol-Myers Squibb Contingent Value Rights (CVRs)	702,393	3.49	(3)	$2,451,351.57	(3)	$318.19

(1)	This Registration Statement on Form S-3 (“Registration Statement”) registers offers and sales of 17,037,183 shares of common stock, par value $0.10 per share (“Common Stock”), of Bristol-Myers Squibb Company (“Bristol-Myers Squibb,” or the “Company” or the “Registrant”) and 702,393 contingent value rights (“CVRs”) issuable to former employees and former directors (collectively, the “Former Employees”) of Celgene Corporation (“Celgene”) who were granted certain stock options, restricted stock units and performance stock units of Celgene prior to the effective time of the merger (“Merger”) of Celgene with Burgundy Merger Sub, Inc., a wholly-owned subsidiary of the Company (“Merger Sub”), pursuant to the Agreement and Plan of Merger, dated as of January 2, 2019 (“Merger Agreement”), among the Company, Merger Sub and Celgene, and which have been assumed by the Company in connection with the Merger. Pursuant to Rule 416(A), the number of shares of Common Stock and CVRs being registered shall be adjusted to include any additional shares of Common Stock and CVRs which may become issuable as a result of stock splits, stock dividends or similar transactions in accordance with the anti-dilution provisions of the Bristol-Myers Squibb Stock Plans (as defined below) and agreements evidencing outstanding awards thereunder.
(2)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”). The price per share of Common Stock is based on the average of the high and low prices reported for a share of Common Stock on the New York Stock Exchange on January 31, 2020.
(3)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act. The price per CVR is based on the average of the high and low prices reported for a CVR on the New York Stock Exchange on January 31, 2020.
(4)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $129.80 per $1,000,000 of the proposed maximum aggregate offering price.

PROSPECTUS

17,037,183 COMMON STOCK
702,393 CONTINGENT VALUE RIGHTS
ISSUABLE UPON EXERCISE OF AWARDS
under the
BRISTOL-MYERS SQUIBB COMPANY 2017 STOCK INCENTIVE PLAN
BRISTOL-MYERS SQUIBB COMPANY 2014 EQUITY INCENTIVE PLAN

This prospectus relates to the 17,037,183 shares of common stock, par value $0.10 per share (“Common Stock”) of Bristol-Myers Squibb Company (“Bristol-Myers Squibb” or the “Company”) and 702,393 contingent value rights (“CVRs”) issuable upon the vesting and/or exercise of certain stock options, restricted stock units and performance stock units (collectively, the “Celgene Equity Awards”) granted under the Celgene Corporation 2017 Stock Incentive Plan and the Celgene Corporation 2014 Equity Incentive Plan that are currently outstanding and held by eligible former employees and former directors of Celgene Corporation (“Celgene”). In connection with the Merger (as defined below), the Celgene Corporation 2017 Stock Incentive Plan was assumed, amended and renamed by the Company as the Bristol-Myers Squibb Company 2017 Stock Incentive Plan and the Celgene Corporation 2014 Equity Incentive Plan was assumed, amended and renamed by the Company as the Bristol-Myers Squibb Company 2014 Equity Incentive Plan (together with the Bristol-Myers Squibb Company 2017 Stock Incentive Plan, the “Bristol-Myers Squibb Stock Plans”). Eligible former employees and former directors (“Former Employees”) of Celgene refer to individuals who were former employees or former directors of Celgene as of November 20, 2019, the effective date of the Merger.

YOU SHOULD READ THIS PROSPECTUS AND ANY SUPPLEMENT TO THIS PROSPECTUS CAREFULLY BEFORE YOU INVEST.

Our Common Stock is listed on the New York Stock Exchange under the symbol “BMY.” Our CVRs are listed on the New York Stock Exchange under the symbol “BMY RT.”

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Investing in our securities involves risk. See “Risk Factors” on page 5 of this prospectus. In addition, please review any additional risk factors in any prospectus supplement or documents we incorporate by reference.

The date of this prospectus is February 5, 2020.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may offer from time to time any combination of the securities described in this prospectus in one or more offerings.

On January 2, 2019, the Company entered into that certain Agreement and Plan of Merger dated as of January 2, 2019 (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”) with Burgundy Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and Celgene, pursuant to which Merger Sub merged (the “Merger”) with and into Celgene, with Celgene continuing as the surviving corporation in the Merger and a wholly-owned subsidiary of the Company. On November 20, 2019, the Merger was completed. This prospectus provides you with a general description of the Common Stock and CVRs issuable with respect to the Celgene Equity Awards which were previously granted to Former Employees of Celgene pursuant to the Celgene Stock Plans (as defined below) and were assumed by Bristol-Myers Squibb under the Bristol-Myers Squibb Stock Plans, pursuant to the terms and conditions set forth in the Merger Agreement.

Statements contained herein concerning the provisions of certain documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC. You should read this prospectus together with the additional information described herein under the heading “Where You Can Find More Information; Documents Incorporated by Reference.” You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information in this prospectus, any prospectus supplement or any documents we incorporate by reference in this prospectus and any prospectus supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

i

FORWARD-LOOKING STATEMENTS

This prospectus (including the documents incorporated by reference) contains certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You can identify these forward-looking statements by the fact they use words such as “should,” “could,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe,” “will” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance. All statements that are not statements of historical facts are, or may be deemed to be, forward-looking statements. Such forward-looking statements are based on historical performance and current expectations and projections about our future financial results, goals, plans and objectives and involve inherent risks, assumptions and uncertainties, including internal or external factors that could delay, divert or change any of them in the next several years, that are difficult to predict, may be beyond our control and could cause our future financial results, goals, plans and objectives to differ materially from those expressed in, or implied by, the statements. These statements are likely to relate to, among other things, our goals, plans and objectives regarding our financial position, results of operations, cash flows, market position, product development, product approvals, sales efforts, expenses, performance or results of current and anticipated products and the outcome of contingencies such as legal proceedings and financial results, which are based on current expectations that involve inherent risks and uncertainties, including internal or external factors that could delay, divert or change any of them in the next several years. Such events and factors include, but are not limited to, those listed under “Risk Factors” in the documents incorporated by reference herein, enumerated in the section “Where You Can Find More Information; Documents Incorporated by Reference” of this prospectus, including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2018, that we believe could cause actual results to differ materially from any forward-looking statement. No forward-looking statement can be guaranteed.

Although we believe that we have been prudent in our plans and assumptions, no assurance can be given that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. Additional risks that we may currently deem immaterial or that are not presently known to us could also cause the forward-looking events discussed in this prospectus (including the documents incorporated by reference) not to occur. Except as otherwise required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise after the date of this prospectus.

BACKGROUND OF THIS OFFERING

On November 20, 2019 (the “Effective Time”), as a result of the Merger, Celgene became a wholly-owned subsidiary of the Company. Pursuant to the Merger Agreement, at the Effective Time:

1.	Each Celgene In-the-Money Option (as defined herein) was assumed by the Company and converted into (i) an option (an “Assumed In-the-Money Option”) to purchase, on the same terms and conditions as applied to each such Celgene In-the-Money Option immediately prior to the Effective Time, shares of Common Stock, except that (A) the number of shares of Common Stock subject to such Assumed In-the-Money Option is equal to the product of (x) the number of shares of Celgene common stock that were subject to such Celgene In-the-Money Option immediately prior to the Effective Time, multiplied by (y) the Equity Award Exchange Ratio (as defined herein) (rounded down to the nearest whole number of shares), and (B) the per-share exercise price is equal to the quotient of (x) the exercise price per share of Celgene common stock at which such Celgene In-the-Money Option was exercisable immediately prior to the Effective Time, divided by (y) the Equity Award Exchange Ratio (rounded up to the nearest whole cent), and (ii) the right to receive (A) if such Celgene In-the-Money Option was vested prior to the Effective Time, one CVR for each share of Celgene common stock underlying such Celgene In-the-Money Option immediately prior to the Effective Time or (B) if such Celgene In-the-Money Option was not vested immediately prior to the Effective Time, immediately upon, and subject to, the vesting of the Assumed In-the Money Option, the Unvested Equity Award CVR Consideration (as defined herein). Each Assumed In-the-Money Option will continue to have the same terms and conditions as applied to the corresponding Celgene In-the-Money Option immediately prior to the Effective Time.
2.	Each Celgene Out-of-the-Money Option (as defined herein) was assumed by the Company and converted into an option (an “Assumed Out-of-the-Money Stock Option”) to purchase, on the same terms and conditions as applied to each such Celgene Out-of-the-Money Option immediately prior to the Effective Time, shares of Common Stock, except that the number of shares of Common Stock subject to such Assumed Out-of-the-Money Stock Option is equal to the product of (i) the number of shares of Celgene common stock that were subject to such Celgene Out-of-the-Money Option immediately prior to the Effective Time, multiplied by (ii) the Out-of-the-Money Option Exchange Ratio (as defined herein) (rounded down to the nearest whole number of shares), and the per-share exercise price is equal to the quotient of (A) the exercise price per share of Celgene common stock at which such Celgene Out-of-the-Money Option was exercisable, divided by (B) the Out-of-the-Money Option Exchange Ratio (rounded up to the nearest whole cent). Each Assumed Out-of-the-Money Stock Option will continue to have the same terms and conditions as applied to the corresponding Celgene Out-of-the-Money Option immediately prior to the Effective Time.
3.	Each restricted stock unit award with respect to shares of Celgene common stock outstanding under any Celgene Stock Plan that vests solely based on the passage of time (“Celgene RSU Award”) was assumed by the Company and converted into (i) a restricted unit award (an “Assumed Restricted Unit Award”) that settles in a number of shares of Common Stock equal to (A) the number of shares of Celgene common stock underlying the Celgene RSU Award immediately prior to the Effective Time, multiplied by (B) the Equity Award Exchange Ratio (rounded up to the nearest whole number of shares) and (ii) the right to receive, subject to the vesting of the Assumed Restricted Unit Award, the Unvested Equity Award CVR Consideration. Each Assumed Restricted Unit Award will continue to have the same terms and conditions as applied to the corresponding Celgene RSU Award immediately prior to the Effective Time.
4.	Each restricted stock unit award with respect to shares of Celgene common stock outstanding under any Celgene Stock Plan that vests based on the achievement of performance goals (“Celgene PSU Award”) was assumed by the Company and converted into (i) a restricted stock unit award (an “Assumed Performance Unit Award”) that settles in a number of shares of Common Stock equal to the product of (A) the number of shares of Celgene common stock underlying the Celgene PSU Award immediately prior to the Effective Time (determined by deeming the applicable performance goals to be achieved at the greater of the target level and the actual level of achievement through the end of the calendar quarter immediately preceding the Effective Time) multiplied by (B) the Equity Award Exchange Ratio (rounded up to the nearest whole number of shares), and (ii) the right to receive, subject to the vesting of the Assumed Performance Unit Award, the Unvested Equity Award CVR Consideration. Each Assumed Performance Unit Award will continue to have the same terms and conditions as applied to the corresponding Celgene PSU Award (other than performance-based vesting conditions) immediately prior to the Effective Time.

For purposes of this prospectus:

“Celgene In-the-Money Option” means a compensatory option to purchase shares of Celgene common stock under any Celgene Stock Plan for which the per share exercise price as of immediately prior to the Effective Time is less than the Celgene Stock Price.

“Celgene Stock Plans” means the Celgene Corporation 2017 Stock Incentive Plan and the Celgene Corporation 2014 Equity Incentive Plan. In connection with the Merger, the Celgene Corporation 2017 Stock Incentive Plan was assumed, amended and renamed by the Company as the Bristol-Myers Squibb Company 2017 Stock Incentive Plan and the Celgene Corporation 2014 Equity Incentive Plan was assumed, amended and renamed by the Company as the Bristol-Myers Squibb Company 2014 Equity Incentive Plan.

“Celgene Stock Price” means $109.4009.

“Celgene Out-of-the-Money Option” means a compensatory option to purchase shares of Celgene common stock under any Celgene Stock Plan for which per share exercise price as of immediately prior to the Effective Time equals or exceeds the Celgene Stock Price.

“CVR Agreement” means the Contingent Value Rights Agreement, dated November 20, 2019 among the Company and Equiniti Trust Company, as trustee, in favor of each person who from time to time holds one or more CVRs.

“Equity Award Exchange Ratio” means 1.86.

“Out-of-the-Money Option Exchange Ratio” means 1.87.

“Unvested Equity Award CVR Consideration” means, if the vesting date of the unvested Celgene In-the-Money Option, the Celgene RSU Award or the Celgene PSU Award, as applicable, occurs (i) prior to the milestone payment record date and the termination date under the CVR Agreement, one CVR in respect of each share of Celgene common stock underlying such Celgene In-the-Money Option, Celgene RSU Award or Celgene PSU Award, as applicable, immediately prior to the Effective Time, (ii) on or after the milestone payment record date under the CVR Agreement, a cash payment equal to the milestone payment under the CVR Agreement in respect of each share of Celgene common stock underlying such In-the-Money Option, Celgene RSU Award or Celgene PSU Award, as applicable, immediately prior to the Effective Time, or (iii) on or after the termination date under the CVR Agreement and the CVR milestone under the CVR Agreement was not achieved prior to such termination date, no additional consideration.

DESCRIPTION OF THE COMPANY

Bristol-Myers Squibb Company (which may be referred to as Bristol-Myers Squibb, BMS, the Company, the Registrant, we, our or us) was incorporated under the laws of the State of Delaware in August 1933 under the name Bristol-Myers Company, as successor to a New York business started in 1887. In 1989, Bristol-Myers Company changed its name to Bristol-Myers Squibb Company as a result of a merger. We are engaged in the discovery, development, licensing, manufacturing, marketing, distribution and sale of biopharmaceutical products on a global basis, primarily in the following therapeutic areas: hematology, oncology, cardiovascular, immunology and fibrosis.

Our principal executive offices are located at 430 E. 29th Street, 14FL, New York, New York 10016, and our telephone number is (212) 546-4000. We maintain a website at www.bms.com. Information included on or accessible through our website does not constitute a part of this prospectus or any prospectus supplement and, therefore, is not incorporated herein by reference.

RISK FACTORS

An investment in our Common Stock and the CVRs involves risks. You should carefully consider the information contained or incorporated by reference in this prospectus, any prospectus supplement and the documents incorporated by reference herein and therein, including, in particular, the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2018. See “Where You Can Find More Information; Documents Incorporated by Reference.” Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. In addition, you should carefully consider the following risks relating to our CVRs.

You may not receive any payment on the CVRs.

Your right to receive any future payment on the CVRs will be contingent upon the achievement of certain agreed upon U.S. regulatory milestones within the time periods specified in the CVR Agreement. Bristol-Myers Squibb has agreed to use “diligent efforts,” until the CVR Agreement is terminated, to achieve the CVR milestone. However, the CVR Agreement definition of “diligent efforts” allows for the consideration of a variety of factors in determining the efforts Bristol-Myers Squibb is required to use to obtain the CVR milestone, and it does not require Bristol-Myers Squibb to take all possible actions to achieve those goals. If the CVR milestone, as defined in the section titled “Descriptions of the Contingent Value Rights—Milestone Payment” starting on page 12 of this prospectus is not achieved for any reason within the time periods specified in the CVR Agreement, no payment will be made under the CVRs, and the CVRs will expire valueless. Accordingly, the value, if any, of the CVRs is speculative, and the CVRs may ultimately have no value. See “Description of the Contingent Value Rights” beginning on page 12 of this prospectus.

The U.S. federal income tax treatment of the CVRs is unclear.

We have assumed that the receipt of CVRs pursuant to the Celgene Equity Awards is treated as a “closed transaction” for U.S. federal income tax purposes. Assuming this treatment is correct and subject to the discussion below under “Material U.S. Federal Income Tax Consequences,” a later payment with respect to a CVR would likely be treated as a non-taxable return of a U.S. holder’s adjusted tax basis in the CVR to the extent thereof. A payment in excess of such amount may be treated as (i) a payment with respect to a sale of a capital asset or (ii) income taxed at ordinary rates. Additionally, a portion of a payment with respect to a CVR may be reported or treated as imputed interest. However, the U.S. federal income tax treatment of the CVRs is unclear. There is no legal authority directly addressing the U.S. federal income tax treatment of the receipt of, and payments on, the CVRs, and there can be no assurance that the Internal Revenue Service, would not assert, or that a court would not sustain a position that could result in different and materially worse U.S. federal income tax consequences to holders. For more information, see “Material U.S. Federal Income Tax Consequences” beginning on page 18 of this prospectus.

Any payments in respect of the CVRs are subordinated to the right of payment of Bristol-Myers Squibb’s other indebtedness.

The CVRs are unsecured obligations of Bristol-Myers Squibb and the CVR payments and all other obligations under the CVR Agreement, together with the CVRs and any rights or claims relating thereto, are subordinated in right of payment to the prior payment in full of all senior obligations of Bristol-Myers Squibb. Senior obligations of Bristol-Myers Squibb include any existing or future obligations of Bristol-Myers Squibb, including the principal of, premium (if any), interest on, and all other amounts owing thereon with respect to borrowed money; evidenced by notes, debentures, bonds or other similar debt instruments; with respect to the net obligations owed under interest rate swaps or similar agreements or currency exchange transactions; as a result of reimbursement obligations in respect of letters of credit and similar obligations; in respect of capital leases; or as a result of guarantees in respect of obligations referred to above; unless, in any case, the instrument creating or evidencing the foregoing or pursuant to which the foregoing is outstanding provides that such obligations are pari passu to or subordinate in right of payment to the CVRs.

Upon any distribution to creditors of Bristol-Myers Squibb in liquidation, dissolution, bankruptcy, reorganization, insolvency, receivership or similar proceedings of Bristol-Myers Squibb, holders of senior obligations of Bristol-Myers Squibb (as described above) will be entitled to payment in full in cash of all such obligations prior to any payment being made on the CVRs.

The market price and trading volume of the CVRs may be volatile.

The market price of the CVRs could fluctuate significantly for many reasons, including, without limitation:

•	as a result of the risk factors listed in this prospectus;
•	in the ability of Bristol-Myers Squibb to obtain FDA approval of bb2121, JCAR017 and Ozanimod in a manner that will require the milestone payment to be made;
•	for reasons unrelated to operating performance, such as reports by industry analysts, investor perceptions, or negative announcements by our customers or competitors regarding their own performance;
•	regulatory changes that could have an impact on Celgene’s or Bristol-Myers Squibb’s business; and
•	general economic, securities markets and industry conditions.

USE OF PROCEEDS

The proceeds from the sales of shares of Common Stock pursuant to the exercise of any option held by Former Employees under the Bristol-Myers Squibb Stock Plans, if any, would be used for general corporate purposes. The Company has no basis for estimating the number of shares of Commons Stock that will ultimately be sold pursuant to the exercise of such options.

Pursuant to and in accordance with the terms of the Merger Agreement, the Company will receive no proceeds from the issuance of the CVRs to Former Employees or the settlement of Assumed Restricted Unit Awards or Assumed Performance Unit Awards in respect of Former Employees.

DESCRIPTION OF BRISTOL-MYERS SQUIBB CAPITAL STOCK

The following description of the Company’s capital stock is not complete and is qualified in its entirely by reference to the relevant provisions of Delaware law, the Company’s Amended and Restated Certificate of Incorporation and the Company’s Bylaws. The Company’s Amended and Restated Certificate of Incorporation and the Company’s Bylaws are incorporated by reference herein. For more information on how you can obtain a copy of these documents, see the section entitled “Where You Can Find Additional Information; Documents Incorporated by Reference.” You are urged to read the Company’s Amended and Restated Certificate of Incorporation and the Company’s Bylaws in their entirety.

Bristol-Myers Squibb Common Stock

As of the date of this prospectus, we are authorized to issue up to 4.5 billion shares of Common Stock. As of December 31, 2019, approximately 2.251 billion shares of Common Stock were outstanding. The common stock is listed on the New York Stock Exchange under the symbol “BMY.”

Dividends

Holders of Common Stock are entitled to receive dividends out of any assets legally available for payment of dividends as may from time to time be declared by our board of directors, subject to the rights of the holders of the preferred stock.

Voting

Each holder of Common Stock is entitled to one vote per share on all matters requiring a vote of the stockholders, including, without limitation, the election of directors. The holders of Common Stock do not have cumulative voting rights. Except as otherwise provided by applicable law, rule or regulation, by the rules or regulations of any securities exchange applicable to the Company or its securities, or by the Company’s Amended and Restated Certificate of Incorporation or the Company’s Bylaws, all matters shall be decided by the holders of a majority in voting power of the outstanding shares of stock of the Company present in person or by proxy and entitled to vote thereon.

Rights upon Liquidation

In the event of our voluntary or involuntary liquidation, dissolution, or winding up, the holders of Common Stock will be entitled to share equally in our assets available for distribution after payment in full of all debts and after the holders of preferred stock have received their liquidation preferences in full.

Board of Directors

Our Bylaws provide that our board of directors shall be a single class, elected annually at any meeting for the election of directors at which a quorum is present (a quorum being a majority of the stockholders), pursuant to a majority of the votes cast in uncontested elections. A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. In contested elections where the number of nominees exceeds the number of directors to be elected, the vote standard is a plurality of votes cast.

Preemptive and Other Rights

Shares of Common Stock are not redeemable and have no subscription, conversion or preemptive rights. There are no sinking fund provisions applicable to shares of Common Stock. The rights, preferences and privileges of the holders of Common Stock are subject to the outstanding shares of $2.00 convertible preferred stock, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that the Company may designate and issue in the future.

Bristol-Myers Squibb Preferred Stock

The Company is authorized to issue up to 10,000,000 shares of preferred stock, par value $1.00 per share. As of December 31, 2019, 3,568 shares of $2.00 convertible preferred stock, liquidation preference $50 per share, were outstanding. The Company’s $2.00 convertible preferred stock votes as a single class with Common Stock, with each share entitled to a single vote. Subject to limitations prescribed by law, our board of directors is authorized at any time to:

•	issue one or more series of preferred stock;
•	determine the designation for any series by number, letter or title that shall distinguish the series from any other series of preferred stock; and
•	determine the number of shares in any series.

Our board of directors is also authorized to determine, for each series of preferred stock:

•	whether dividends on that series of preferred stock will be cumulative and, if so, from which date;
•	the dividend rate;
•	the dividend payment date or dates;
•	the liquidation preference per share of that series of preferred stock, if any;
•	any conversion provisions applicable to that series of preferred stock;
•	any redemption or sinking fund provisions applicable to that series of preferred stock;
•	the voting rights of that series of preferred stock, if any; and
•	the terms of any other preferences or special rights applicable to that series of preferred stock.

Dividends

Holders of preferred stock will be entitled to receive, when, as and if declared by our board of directors, cash dividends at the rates and on the dates as set forth in the applicable certificate of designations. Generally, unless all dividends on preferred stock have been paid, no dividends will be declared or paid on the Common Stock.

Payment of dividends on any series of preferred stock may be restricted by loan agreements, indentures and other agreements governing certain transactions the Company may enter into.

Convertibility

No series of preferred stock will be convertible into, or exchangeable for, other securities or property except as set forth in the applicable certificate of designations.

The holders of shares of the $2.00 convertible preferred stock shall have the right, at their option, to convert such shares into shares of Common Stock at any time, subject to, and in accordance with the terms of the applicable certificate of designation.

Redemption and Sinking Fund

No series of preferred stock will be redeemable or receive the benefit of a sinking fund except as set forth in the applicable certificate of designations.

The Company may redeem the $2.00 convertible preferred shares at its option, at any time, or from time to time for $50.00 together with an amount equal to any dividends accrued and unpaid thereon to the date of redemption.

Shares of preferred stock that the Company redeems or otherwise reacquires will resume the status of authorized and unissued shares of preferred stock undesignated as to series, and will be available for subsequent issuance.

Liquidation

In the event the Company voluntarily or involuntarily liquidates, dissolves or winds up its affairs, the holders of each series of preferred stock will be entitled to receive the liquidation preference per share specified in the applicable certificate of designation, plus any accrued and unpaid dividends. Holders of preferred stock will be entitled to receive these amounts before any distribution is made to the holders of common stock.

If the amounts payable to preferred stockholders are not paid in full, the holders of preferred stock will share ratably in any distribution of assets based upon the aggregate liquidation preference for all outstanding shares for each series. After the holders of shares of preferred stock are paid in full, they will have no right or claim to any of the Company’s remaining assets.

Voting

The holders of preferred stock will be entitled to such voting rights as provided in the certificate of designations with respect to a particular series.

Each holder of $2.00 convertible preferred stock shall be entitled to one vote for each share held and, except as otherwise provided by the our Amended and Restated Certificate of Incorporation or Bylaws, the shares of such series and the shares of Common Stock (and any other capital stock of the Company at the time entitled thereto) shall vote together as one class. However, if and whenever accrued dividends on the preferred stock have not been paid or declared and a sum sufficient for the payment thereof set aside, in an amount equivalent to six quarterly dividends on all shares of all series of preferred stock at the time outstanding, then the holders of the preferred stock, voting separately as a class, will be entitled to elect two directors at the next annual or special meeting of the stockholders. During the time the holders of preferred stock are entitled to elect two additional directors, they are not entitled to vote with the holders of Common Stock in the election of any other directors. If all accumulated dividends on preferred stock have been paid in full, the holders of shares of preferred stock will no longer have the right to vote on directors except as provided for in the applicable certificate of designations, the term of office of each director so elected will terminate, and the number of the Company’s directors will, without further action, be reduced accordingly.

The vote of the holders of at least two-thirds of the outstanding shares of preferred stock voting only as a class is required to authorize any amendment to our Amended and Restated Certificate of Incorporation or Bylaws which would materially alter any existing provisions of the preferred stock or which would authorize a class of preferred stock ranking prior to the outstanding preferred stock as to dividends or assets. In addition, the vote of the holders of at least a majority of the outstanding shares of preferred stock voting together as a class is required to make effective any amendment to our Amended and Restated Certificate of Incorporation authorizing the issuance of or any increase in the authorized amount of any class of preferred stock ranking on a parity with or increasing the number of authorized shares of preferred stock.

Antitakeover Provisions

The provisions of Delaware law, the Company’s Amended and Restated Certificate of Incorporation and the Company’s Bylaws, which are summarized below, may have antitakeover effects and could delay, defer or prevent a tender offer, takeover attempt or other change of control transaction that a stockholder might consider in its best interest.

Delaware Law Antitakeover Statute

The Company is governed by the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”). In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	the board of directors approved the acquisition of stock pursuant to which the person became an interested stockholder or the transaction that resulted in the person becoming an interested stockholder prior to the time that the person became an interested stockholder;
•	upon consummation of the transaction that resulted in the person becoming an interested stockholder such person owned at least 85% of the outstanding voting stock of the corporation, excluding, for purposes of determining the voting stock outstanding, voting stock owned by directors who are also officers and certain employee stock plans; or
•	the transaction is approved by the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” as a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing changes in control of Bristol-Myers Squibb.

Issuance of Undesignated Preferred Stock

Our board of directors has the authority, without stockholder approval, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, to the extent not fixed by certain provisions set forth in the Company’s Amended and Restated Certificate of Incorporation, designated from time to time by our board of directors. As of December 31, 2019, out of the 10,000,000 shares of authorized preferred stock, 1,300,188 shares have been designated as $2.00 convertible preferred stock (of which 3,568 shares have been issued and are outstanding). The existence of authorized but unissued shares of preferred stock would enable the our board of directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or other means.

No Cumulative Voting

Our Amended and Restated Certificate of Incorporation does not provide for cumulative voting.

Size of Board of Directors and Vacancies

Our Bylaws provide that the total number of Company directors will be fixed from time to time by a majority vote of our board of directors. Our Bylaws further provide that, subject to the rights of holders of any series of preferred stock to elect directors under specific circumstances, any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the board of directors, shall be filled by an affirmative vote of a majority of the remaining directors then in office, even if less than a quorum. Any directors so elected shall hold office until the next annual meeting of stockholders and until their successors are elected and qualify.

Amendment to Bylaws

Except as otherwise provided in our Amended and Restated Certificate of Incorporation, the Bylaws of the Company may be altered, amended or repealed or new bylaws may be made by the affirmative vote of the holders of record of a majority of the shares of the Company entitled to vote, at any annual or special meeting, or, by a vote of the majority of the our board of directors, at any regular or special meeting at which a quorum is present.

Special Stockholder Meetings; Notice Requirements

Except as otherwise required by law and subject to the rights under our Amended and Restated Certificate of Incorporation of the holders of any class or series of stock having a preference over the Common Stock, a special meeting of stockholders (1) may be called only by the chairman of our board of directors or by our board of directors pursuant to a resolution approved by a majority of our board of directors and (2) must be called by the secretary upon the written request of the record holders of at least 25% in voting power of the outstanding shares of stock of the Company who have complied with the requirements in our Bylaws. Our Bylaws provide advance notice procedures for stockholders seeking to bring business before its annual meeting of stockholders or to nominate candidates for election as directors at its annual meeting of stockholders. Our Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice.

DESCRIPTION OF THE CONTINGENT VALUE RIGHTS

The following description of the Company’s CVRs is not complete and is qualified in its entirely by reference to the Contingent Value Rights Agreement dated November 20, 2019, between Bristol Myers Squibb Company and Equiniti Trust Company (“CVR Agreement”), which is incorporated by reference herein. For more information on how you can obtain a copy of this document, see the section entitled “Where You Can Find Additional Information; Documents Incorporated by Reference.” You are urged to read the CVR Agreement in its entirety.

The rights of holders of the CVRs are governed by and subject to the CVR Agreement. The terms of the CVRs include those that are stated in the CVR Agreement and those that are made part of the CVR Agreement by reference to the applicable provisions of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). If any provision of the CVR Agreement limits, qualifies or conflicts with another provision of the CVR Agreement that is required or deemed to be included in the CVR Agreement by any of the provisions of the Trust Indenture Act, the required or deemed provision will control.

Characteristics of the CVRs

The CVRs are not equity or voting securities of Bristol-Myers Squibb, do not represent ownership interests in Bristol-Myers Squibb and holders of the CVRs are not entitled to any rights of a stockholder or other equity or voting security of Bristol-Myers Squibb, either at law or in equity. The rights of the CVR holders are limited to those expressly provided for in the CVR Agreement.

Milestone Payment

Each holder of a CVR is entitled to receive $9.00 per CVR, which is referred to in this Registration Statement as the milestone payment, if the CVR milestone is achieved. CVR milestone means the satisfaction of all (but not less than all) of the following: (i) the bb2121 milestone has occurred on or prior to March 31, 2021; (ii) the JCAR017 milestone has occurred on or prior to December 31, 2020; and (iii) the Ozanimod milestone has occurred on or prior to December 31, 2020.

The following terms are defined in the CVR Agreement:

“bb2121” means a chimeric antigen receptor (CAR) T cell therapy targeting B-cell maturation antigen (BCMA).

“bb2121 milestone” means the first approval by the FDA of a biologic license application (BLA) that grants Celgene, Bristol-Myers Squibb or any of their respective affiliates, as defined in the CVR Agreement, (or their respective successors and assigns) the right to commercially manufacture, market and sell bb2121 in the United States in accordance with applicable law for the treatment of relapsed/refractory multiple myeloma in humans.

“JCAR017” means a CAR T cell therapy targeting CD-19.

“JCAR017 milestone” means the first approval by the FDA of a biologic license application (BLA) that grants Celgene, Bristol-Myers Squibb or any of their respective affiliates, as defined in the CVR Agreement, (or their respective successors and assigns) the right to commercially manufacture, market and sell JCAR017 in the United States in accordance with applicable law for the treatment of any relapsed-refractory diffuse large B cell lymphoma in humans.

“Ozanimod” means a small molecule sphingosine 1-phosphate receptor modulator, which binds to sphingosine 1-phosphate receptors 1 and 5.

“Ozanimod milestone” means the first approval by the FDA of a new drug application (NDA) that grants Celgene, Bristol-Myers Squibb or any of their respective affiliates, as defined in the CVR Agreement, (or their respective successors and assigns) the right to commercially manufacture, market and sell Ozanimod in the United States in accordance with applicable law for the treatment of relapsing multiple sclerosis in humans.

Payment Date

Payment on the CVRs, if any, will be made no later than 20 business days following the first date on which the CVR milestone is achieved. On or before such date, Bristol-Myers Squibb will pay to the trustee an amount equal to $9.00 multiplied by the number of outstanding CVRs. The trustee will promptly (but in any event within two business days) pay to each holder of record of the CVRs as of 5:00 p.m. in New York City, three business days prior to such date, an amount equal to $9.00 multiplied by the number of CVRs held by such holder.

Bristol-Myers Squibb, the trustee or the paying agent may deduct and withhold from any amounts payable under the CVR Agreement such amounts as are required to be deducted and withheld under Internal Revenue Code of 1986, as amended (the “Code”). The consent of the CVR holder is not required for any such withholding.

Issuance of CVRs

The CVRs will be issued in accordance with the terms of the Merger Agreement. See “Background of this Offering.”

The CVR Agreement provides for authentication of the CVRs by the trustee upon execution and delivery of such CVRs pursuant to the CVR Agreement.

Transferability of CVRs; Listing

The CVRs are freely transferable and any interest therein may be sold, assigned, pledged, encumbered or in any manner transferred or disposed of, in whole or in part, as long as the transfer or other disposition is made in accordance with the applicable provisions of the CVR Agreement and in compliance with applicable U.S. federal and state securities laws. A sale or exchange of a CVR would be a taxable transaction.

Bristol-Myers Squibb has agreed to use reasonable best efforts to cause the CVRs to be approved for listing on the New York Stock Exchange or other national securities exchange and maintain such listing for as long as the CVRs remain outstanding. The CVRs are currently listed on the New York Stock Exchange under the symbol “BMY RT.”

Subordination

The CVRs are unsecured obligations of Bristol-Myers Squibb and all payments on the CVRs, all other obligations under the CVR Agreement and any rights or claims relating to the CVRs and the CVR Agreement will be subordinated in right of payment to the prior payment in full of senior obligations of Bristol-Myers Squibb, including the principal of, premium (if any) and interest on, and all other amounts owing thereon:

•	with respect to borrowed money;
•	evidenced by notes, debentures, bonds or other similar debt instruments;
•	with respect to the net obligations owed under interest rate swaps or similar agreements or currency exchange transactions;
•	as a result of reimbursement obligations in respect of letters of credit and similar obligations;
•	in respect of capital leases; or
•	as a result of guarantees in respect of obligations referred to in the first five bullets above;

unless, in any case, the instrument creating or evidencing the foregoing or pursuant to which the foregoing is outstanding provides that such obligations are pari passu to or subordinate in right of payment to the CVRs.

Bristol-Myers Squibb’s senior obligations do not include the CVR payments and other obligations under the CVR Agreement; trade debt incurred in the ordinary course of business; any intercompany indebtedness between Bristol-Myers Squibb and any of its subsidiaries or affiliates; indebtedness of Bristol-Myers Squibb that is subordinated in right of payment to Bristol-Myers Squibb’s senior obligations; indebtedness or other obligations of Bristol-Myers Squibb that by its terms ranks equal or junior in right of payment to the CVR payments and all other obligations under the CVR Agreement; indebtedness of Bristol-Myers Squibb that, by operation of applicable law, is subordinate to any general unsecured obligations of Bristol-Myers Squibb; and indebtedness evidenced by any guarantee of indebtedness ranking equal or junior in right of payment to the CVR payments and other obligations under the CVR Agreement.

Upon any distribution to creditors of Bristol-Myers Squibb in liquidation, dissolution, bankruptcy, reorganization, insolvency, receivership or similar proceedings of Bristol-Myers Squibb, holders of senior obligations of Bristol-Myers Squibb (as described above) will be entitled to payment in full in cash of all such obligations prior to any payment being made on the CVRs. In addition, Bristol-Myers Squibb may not make any payment or distribution to any CVR holder of the CVR payments or other obligation under the CVR Agreement or acquire from any CVR holder for cash any CVR, or propose the foregoing:

•	if any default on any senior obligations exceeding $25 million in aggregate principal amount would occur as a result of such payment, distribution or acquisition;
•	during the continuance of any payment default in respect of any senior obligations (after expiration of any applicable grace period) exceeding $25 million in aggregate principal amount;
•	if the maturity of any senior obligations representing more than $25 million in aggregate principal amount is accelerated in accordance with its terms and such acceleration has not been rescinded; or
•	following the occurrence of any default (other than a payment default, and after the expiration of any applicable grace period) with respect to any senior obligations with an aggregate principal amount of more than $25 million, the effect of which is to permit the holders of such senior obligations (or a trustee or agent acting on their behalf) to cause, with the giving of notice if required, the maturity of such senior obligations to be accelerated, for a period commencing upon the receipt by the trustee (with a copy to Celgene) of a written notice of such default from the representative of the holders of such senior obligations and ending when such senior obligations are paid in full in cash or cash equivalents or, if earlier, when such default is cured or waived.

Reporting Obligations

The CVR Agreement provides that Bristol-Myers Squibb will file with the trustee within 15 days after Bristol-Myers Squibb is required to file the same with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of the foregoing as the SEC may from time to time by rules and regulations prescribe) which Bristol-Myers Squibb is required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act.

Diligent Efforts

Bristol-Myers Squibb has agreed to use “diligent efforts” to achieve the CVR milestone. “Diligent efforts” means, with respect to bb2121, JCAR017 or Ozanimod, efforts of a person or entity to carry out its obligations in a diligent manner using such effort and employing such resources normally used by such person or entity in the exercise of its reasonable business discretion relating to the research, development or commercialization of a product, that is of similar market potential at a similar stage in its development or product life, taking into account issues of market exclusivity (including patent coverage, regulatory and other exclusivity), safety and efficacy, product profile (including tolerability and convenience), the competitiveness of alternate products in the marketplace or under development, the launch or sales of one or more generic or biosimilar products, actual or likely pricing/reimbursement for bb2121, JCAR017 or Ozanimod, the likely timing of such product’s entry into the market, the likelihood of regulatory approval of such product and applicable labeling, and the profitability of such product, and other relevant factors, including technical, commercial, legal, scientific, and/or medical factors, based on conditions then prevailing.

Covenants

The CVR Agreement provides that while any CVRs remain outstanding, Bristol-Myers Squibb will not merge or consolidate with or into any other person or sell or convey all or substantially all of its assets to any person, unless (i) Bristol-Myers Squibb is the continuing person, or the successor person or the person that acquires by sale or conveyance substantially all the assets of Bristol-Myers Squibb (including the shares of Celgene) is a person organized under the laws of the United States or any state thereof, the European Union or the United Kingdom and expressly assumes, by an agreement, executed and delivered to the trustee the due and punctual payment of the milestone payment, and the due and punctual performance and observance of all of the covenants and conditions of the CVR Agreement to be performed or observed by the Bristol-Myers Squibb and (ii) immediately following such merger, sale or conveyance, no default or event of default shall have occurred and be continuing.

The CVR Agreement also provides that, if Bristol-Myers Squibb or its affiliates, directly or indirectly, by a sale or swap of assets, merger, reorganization, joint venture, lease, license or any other transaction or arrangement, sells, transfers, conveys or otherwise disposes of its respective rights to bb2121, JCAR017 or Ozanimod to a third party, then the applicable milestone for such product will be deemed to have been satisfied for all purposes under the CVR Agreement as of the earlier of the entry into a definitive agreement with respect to, and the consummation of, the transaction or arrangement involving such sale, transfer, conveyance or other disposition. However, Bristol-Myers Squibb may use contract research organizations, contract manufacturing organizations, contract sales organizations, subcontractors and distributors in the ordinary course of business to perform research, development, manufacturing and communalization activities without triggering the applicable milestone.

Events of Default

Each one of the following events is an event of default under the CVR Agreement:

•	default in the payment of all or any part of the milestone payment after a period of ten business days after it becomes due and payable;
•	material default in the performance, or breach in any material respect, of any other covenant or warranty of Bristol-Myers Squibb in respect of the CVRs, and continuance of such default or breach for 90 days after written notice has been given to Bristol-Myers Squibb by the trustee, or to Bristol-Myers Squibb and the trustee by the holders of a majority of the outstanding CVRs, specifying such default or breach and requiring it to be remedied;
•	a court of competent jurisdiction entering a decree or order for relief in respect of Bristol-Myers Squibb in an involuntary case under any applicable bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of Bristol-Myers Squibb or for any substantial part of its property or ordering the winding up or liquidation of its affairs, and such decree or order remaining unstayed and in effect for a period of 90 consecutive days; or
•	Bristol-Myers Squibb commencing a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consenting to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of Bristol-Myers Squibb or for any substantial part of its property, or making any general assignment for the benefit of creditors.

If an event of default described above occurs and is continuing, then either the trustee, or the trustee upon the written request of holders of a majority of the outstanding CVRs, must bring suit to protect the rights of the holders, including to obtain payment for any amounts then due and payable, which amounts will bear interest at a rate of 3% plus the prime rate of interest until payment is made to the trustee.

The foregoing provisions, however, are subject to the condition that if, at any time after the trustee has begun suit, and before any judgment or decree for the payment of the moneys due has been obtained or entered, Bristol-Myers Squibb pays or deposits with the trustee a sum sufficient to pay all amounts which have become due (with interest upon such overdue amount at a rate of 3% plus the prime rate of interest to the date of such payment or deposit) and such amount as is sufficient to cover reasonable compensation to the trustee, its agents, attorneys and counsel, and all other expenses and liabilities incurred and all advances made, by the trustee, and if any and all events of default under the CVR Agreement have been cured, waived or otherwise remedied as provided herein, then the holders of a majority of all the CVRs then outstanding, by written notice to Bristol-Myers Squibb and to the trustee, may waive all defaults with respect to the CVRs, but no such waiver or rescission and annulment will extend to or will affect any subsequent default or shall impair any right consequent thereof.

Bristol-Myers Squibb has agreed to file with the trustee written notice of the occurrence of any event of default or other default under the CVR Agreement within five business days after it becomes aware of any such default or event of default.

Repurchase by Bristol-Myers Squibb and Affiliates

The CVR Agreement does not prohibit Bristol-Myers Squibb or any of its subsidiaries or affiliates from acquiring the CVRs, whether in open market transactions, private transactions or otherwise.

Amendment of CVR Agreement without Consent of CVR Holders

Without the consent of any CVR holders, Bristol-Myers Squibb and the trustee may amend the CVR Agreement for any of the following purposes:

•	to convey, transfer, assign, mortgage or pledge to the trustee as security for the CVRs any property or assets;
•	to evidence the succession of another person to Bristol-Myers Squibb, and the assumption by any such successor of the covenants of Bristol-Myers Squibb in the CVR Agreement and in the CVRs;
•	to add to Bristol-Myers Squibb’s covenants such further covenants, restrictions, conditions or provisions as Bristol-Myers Squibb and the trustee consider to be for the protection of the holders of the CVRs, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default permitting the enforcement of all or any of the several remedies provided in the CVR Agreement, provided that in respect of any such additional covenant, restriction, condition or provision, such amendment may (i) provide for a particular grace period after default, (ii) provide for an immediate enforcement upon such event of default, (iii) limit the remedies available to the trustee upon such event of default, or (iv) limit the right of the holders of a majority of the outstanding CVRs to waive an event of default;
•	to cure any ambiguity, to correct or supplement any provision in the CVR Agreement or in the CVRs which may be defective or inconsistent with any other provision in the CVR Agreement, provided that these provisions may not materially reduce the benefits of the CVR Agreement or the CVRs to the CVR holders;
•	to make any other provisions with respect to matters or questions arising under the CVR Agreement, provided that such provisions may not adversely affect the interests of the CVR holders;
•	to make any amendments or changes necessary to comply or maintain compliance with the Trust Indenture Act, if applicable; or
•	to make any other change that does not adversely affect the interests of the CVR holders.

Amendment of CVR Agreement with Consent of CVR Holders

With the consent of the holders of at least a majority of the outstanding CVRs, Bristol-Myers Squibb and the trustee may make other amendments to the CVR Agreement, provided that no such amendment may, without the consent of each holder of a CVR affected thereby:

•	modify in a manner adverse to the CVR holders (i) any provision contained in the CVR Agreement with respect to the termination of the CVR Agreement or the CVRs or (ii) the time for payment and amount of the milestone payment or otherwise extend the maturity of the CVRs or reduce the amounts payable in respect of the CVRs or modify any other payment term or payment date;
•	reduce the number of CVRs, the consent of whose holders is required for any such amendment; or
•	modify any of the provisions of the CVR Agreement regarding amendments to the CVR Agreement, except to increase the percentage of outstanding CVRs required for an amendment or to provide that certain other provisions of the CVR Agreement cannot be modified or waived without the consent of each CVR holder affected by such modification or waiver.

Control by Holders

Holders of at least a majority of the CVRs at any time outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power conferred on the trustee with respect to the CVRs by the CVR Agreement; provided that such direction is not otherwise than in accordance with law and the provisions of the CVR Agreement; and provided further that subject to the provisions of CVR Agreement, the trustee has the right to decline to follow any such direction if the trustee determines that the action or proceeding so directed may not lawfully be taken or if the trustee determines in good faith that the action or proceedings so directed would involve the trustee in personal liability or that the actions or forbearances specified in such direction would be unduly prejudicial to the interests of holders of the CVRs not joining in the giving of said direction. The trustee is under no obligation to exercise any of the rights or powers vested in it by the CVR Agreement at the request or direction of any of the holders of the CVRs, unless such holders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

The Trustee

Equiniti Trust Company also acts as the trustee in respect of the Celgene Contingent Value Rights, which were originally issued under the Contingent Value Rights Agreement, dated as of October 15, 2010, by and between Celgene and American Stock Transfer & Trust Company, LLC (“AST”), and assumed by Bristol-Myers Squibb pursuant to an Assignment, Assumption and Amendment Agreement, dated as of November 20, 2019, among Bristol-Myers Squibb, Celgene, AST and Equiniti Trust Company (as successor trustee to AST). We may from time to time have other customary relationships with Equiniti Trust Company.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

General

The following summary discusses the material U.S. federal income tax consequences to Former Employees (or estates of Former Employees) who are U.S. holders (as defined below) of the Celgene Equity Awards and of holding CVRs acquired pursuant to the Celgene Equity Awards and to Former Employees (or estates of Former Employees) who are non-U.S. holders (as defined below) of the Celgene Equity Awards and of holding shares of Common Stock and/or CVRs, in each case acquired pursuant to the Celgene Equity Awards. This discussion is based on the Code, applicable Treasury regulations promulgated under the Code, administrative interpretations, and judicial decisions as in effect as of the date of this joint proxy statement/prospectus, all of which may change, possibly with retroactive effect.

This discussion addresses only the consequences to Former Employees (or estates of Former Employees) of holding shares of Common Stock and/or CVRs acquired pursuant to the Celgene Equity Awards and held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). It does not address all aspects of U.S. federal income taxation that may be relevant to a holder in light of the holder’s particular circumstances, or to a holder that is subject to special rules, such as:

•	a pass-through entity or investors in such entity;
•	a person whose functional currency is not the U.S. dollar;
•	a former citizen or former long-term resident of the United States;
•	a person that holds (or will hold) its shares of Common Stock and/or CVRs through individual retirement or other tax-deferred accounts;
•	a person that holds (or will hold) its shares of Common Stock and/or CVRs as part of a hedge, appreciated financial position, straddle, or conversion or integrated transaction;
•	a U.S. expatriate;
•	a person who actually or constructively owns more than 5% of the outstanding Common Stock; and
•	a person subject to special tax accounting rules (including rules requiring recognition of gross income based on a taxpayer’s applicable financial statement).

For purposes of this discussion, a “U.S. holder” is (i) a Former Employee who is an individual citizen or resident of the United States for U.S. federal income tax purposes or (ii) an estate of a Former Employee, the income of which is subject to U.S. federal income taxation regardless of its source, in each case who directly and beneficially owns shares of Common Stock and/or CVRs acquired pursuant to the Celgene Equity Awards.

For purposes of this discussion, a “non-U.S. holder” is (i) a Former Employee who is an individual for U.S. federal income tax purposes or (ii) an estate of a Former Employee for U.S. federal income tax purposes, in each case who directly and beneficially owns shares of Common Stock and/or CVRs acquired pursuant to the Celgene Equity Awards and that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Common Stock and/or CVRs, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding shares of Common Stock and/or CVRs should consult its tax advisors regarding the tax consequences to it of holding Common Stock and/or CVRs.

This discussion of material U.S. federal income tax consequences is not a complete description of all potential U.S. federal income tax consequences of holding shares of Common Stock and/or CVRs. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any alternative minimum tax, any non-income tax (including any estate tax) or any non-U.S., state or local tax consequences of acquiring or holding shares of Common Stock and/or CVRs or the potential application of the Medicare contribution tax on net investment income, or any tax consequences of the Merger. Accordingly, each holder should consult its tax advisor to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences to it of the receipt and holding shares of Common Stock and/or CVRs and the Merger, including the application and effect of any U.S. federal, state, local and foreign income, estate, gift and other tax laws to, holding Common Stock and CVRs acquired pursuant to any Celgene Equity Awards.

U.S. Federal Income Tax Consequences to U.S. Holders

This discussion assumes that the receipt of CVRs pursuant to the Celgene Equity Awards is treated as a “closed transaction” for U.S. federal income tax purposes, meaning that the tax consequences of the receipt of the CVR to the holder were generally determined at the time of such receipt (as described in further detail below under “—Celgene Equity Awards”). However, the U.S. federal income tax treatment of the CVRs is unclear. There is no legal authority directly addressing the U.S. federal income tax treatment of the CVRs, and there can be no assurance that the IRS would not assert, or that a court would not sustain, a contrary position. Assuming this treatment is correct and subject to the discussion below under “—Celgene Equity Awards” (and in the immediately following paragraph below), a payment with respect to a CVR would likely be treated as a non-taxable return of a U.S. holder’s adjusted tax basis in the CVR to the extent thereof. A payment in excess of such amount may be treated as (i) a payment with respect to a sale of a capital asset or (ii) income taxed at ordinary rates. Additionally, it is possible that a portion of the amount received by a U.S. holder upon the sale or exchange of a CVR may be reported or treated as imputed interest income. Each U.S. holder should consult its tax advisor regarding the treatment in its particular circumstances of a payment with respect to a CVR, including as a result of such U.S. holder’s method of accounting for income tax purposes.

If a CVR expires without any payment with respect thereto, although it is not free from doubt, the U.S. holder generally will recognize a loss, which loss likely would be a capital loss, in an amount equal to the U.S. holder’s adjusted tax basis in the CVR. The use of capital losses is subject to limitations. Each U.S. holder should consult its tax advisors regarding the treatment in its particular circumstances of the expiration of a CVR without any payment.

Upon a sale or exchange of a CVR, a U.S. holder should recognize capital gain or loss equal to the difference between (i) the sum of the amount of any cash and the fair market value of any property received upon such sale or exchange (less any imputed interest, as described below) and (ii) the U.S. holder’s adjusted tax basis in the CVR. Such gain or loss generally will be long-term capital gain or loss if the U.S. holder has a holding period in the CVR of more than one year. Additionally, it is possible that a portion of the amount received by a U.S. holder upon the sale or exchange of a CVR may be reported or treated as imputed interest income. Each U.S. holder should consult its tax advisor regarding the treatment in its particular circumstances of a sale or exchange of a CVR, including as a result of such U.S. holder’s method of accounting for tax purposes.

Due to the legal and factual uncertainty regarding the valuation and tax treatment of the CVRs, you are urged to consult your tax advisors concerning the tax consequences to you of holding of CVRs.

U.S. Federal Income Tax Consequences to non-U.S. Holders

Subject to the discussion below under “—Celgene Equity Awards”, the sale or other taxable disposition of Common Stock by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•	the gain, if any, recognized by the non-U.S. holder is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. holder’s permanent establishment in the United States);
•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale or other taxable disposition and certain other conditions are met; or
•	the non-U.S. holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of the shares of Common Stock at any time during the five-year period preceding the date of the sale or other taxable disposition, and Bristol-Myers Squibb is or has been a “U.S. real property holding corporation” within the meaning of Section 897(c)(2) of the Code for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the date of the sale or other taxable disposition or the period that the non-U.S. holder held the shares of Common Stock.

Gain described in the first bullet point above will be subject to tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder (unless an applicable income tax treaty provides otherwise). Additionally, any gain described in the first bullet point above of a non-U.S. holder that is a corporation also may be subject to an additional “branch profits tax” at a 30% rate (or lower rate provided by an applicable income tax treaty). A non-U.S. holder described in the second bullet point above will be subject to tax at a rate of 30% (or a lower rate provided by an applicable income tax treaty) on any capital gain realized, which may be offset by U.S.-source capital losses recognized in the same taxable year. If the third bullet point above applies to a non-U.S. holder, capital gain recognized by such holder will be subject to tax at generally applicable U.S. federal income tax rates. Bristol-Myers Squibb believes that it has not been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the five-year period preceding the date of this prospectus.

Distributions of cash or property on Common Stock (other than certain pro rata distributions of Bristol-Myers Squibb shares) generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds Bristol-Myers Squibb’s current and accumulated earnings and profits, the excess will constitute a return of capital and first be applied against and reduce a non-U.S. holder’s adjusted tax basis in its Common Stock, but not below zero. Any remaining excess will be treated as capital gain and will be treated in the same manner as a sale or other taxable disposition as described above.

Subject to the discussion below on backup withholding and payments made to certain foreign accounts, dividends paid to a non-U.S. holder of Common Stock that are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States will generally be subject to withholding of U.S. federal income tax at a rate of 30% of the gross amount of the dividends (or such lower rate as may be specified by an applicable income tax treaty). Dividends paid to a non-U.S. holder that are effectively connected with the non-U.S. holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that such holder maintains in the United States) are generally exempt from withholding of U.S. federal income tax. To claim the benefit of a tax treaty or an exemption from withholding because the dividends are effectively connected with the conduct of a trade or business in the United States, a non-U.S. holder must provide the applicable withholding agent with a properly executed IRS Form W-8BEN, W-8BEN-E or W-8ECI or other applicable form or successor form, as applicable. These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate or exemption under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Subject to the discussion below on backup withholding and payments made to certain foreign accounts, if dividends paid to a non-U.S. holder are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), then, although exempt from withholding of U.S. federal income tax (provided the non-U.S. holder provides appropriate certification, as described above), the non-U.S. holder will be subject to U.S. federal income tax on such dividends on a net income basis at the regular graduated U.S. federal income tax rates.

Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

It is possible that a portion of a payment to a non-U.S. holder with respect to a CVR may be reported or treated as imputed interest, which may be subject to U.S. withholding tax, generally at a 30% rate unless reduced or eliminated by an applicable treaty. In addition, a payment to a non-U.S. holder with respect to a CVR may be subject to U.S. backup withholding and FATCA withholding, each as discussed below.

Upon a sale or exchange of a CVR, a non-U.S. holder should not be subject to U.S. federal income tax except as described in the bullet points above. However, if a portion of the amount received by a non-U.S. holder upon the sale or exchange of a CVR is reported or treated as imputed interest income, determined as described above, such portion may be subject to U.S. withholding tax.

Non-U.S. holders are encouraged to consult their tax advisors regarding the potential application of U.S. withholding tax with respect to payments with respect to a CVR and amounts received upon the sale or exchange of a CVR.

Celgene Equity Awards

The following is a general explanation of the U.S. federal income tax consequences under the Bristol-Myers Squibb Stock Plans to holders of Celgene Equity Awards which were assumed by the Company pursuant to the Merger and who are subject to tax in the United States. This summary is intended for the general information of Former Employees and not as tax guidance to participants in the Bristol-Myers Squibb Stock Plans, stockholders or anyone else. The following is not intended to be complete and does not take into account federal employment taxes (except to the limited extent discussed below) or state, local or foreign tax implications. Tax laws are complex, subject to change; and their application may vary depending on individual circumstances. The following explanation also assumes that no election under Section 83(b) of the Code has been or will be made with respect to any Celgene Equity Award (including any Common Stock, CVRs, or Unvested Equity Award CVR Consideration received or receivable thereunder). Different outcomes may accrue in light of variations in transactions that are permitted under the Bristol-Myers Squibb Stock Plans.

Non-Qualified Stock Options. The grant of a Celgene stock option that became an Assumed In-the-Money Option or Assumed Out-of-the-Money Option that is a nonqualified stock option (“NQSO”), did not result in taxable income for the holder. Upon the NQSO’s exercise, the holder generally will recognize ordinary income that is compensation income in an amount equal to the fair market value of the Common Stock received pursuant to exercise of the NQSO at the time of exercise minus the exercise price. The holder will owe income tax on that ordinary income at exercise. The holder will then have a tax basis in the Common Stock equal to the fair market value of the Common Stock at the time of exercise and its holding period in such Common Stock will begin on the day after such exercise. If a non-U.S. Holder sells such Common Stock, the consequences to the holder are generally addressed under “—U.S. Federal Income Tax Consequences to non-U.S. Holders.” For the avoidance of doubt, if the holder exercises an option and immediately sells the Common Stock (for example, through a broker-assisted cashless exercise), the holder’s capital gain or loss, which will be short-term, will be the difference, if any, between the measured fair market value of Common Stock at the exercise date (used to calculate the holder’s ordinary income resulting from the exercise) and the proceeds of the holder’s sale of the Common Stock. The Company is generally required to withhold taxes from Former Employees (federal, state and local income taxes plus FICA and Medicare if applicable) upon exercise of an NQSO.

Incentive Stock Options. The grant of a Celgene Out-of-the-Money Option that became an Assumed Out-of-the-Money Option and is an incentive stock option (“ISO”) did not result in taxable income for the holder and the exercise of an ISO also will not result in taxable income for the holder (however, the excess of fair market value of the Common Stock on the exercise date over the exercise price is an item of tax preference potentially subject to the alternative minimum tax). The sale or other taxable disposition of Common Stock acquired upon an ISO exercise will not result in ordinary income by the holder if the holder (1) does not dispose of the Common Stock within two years from the date of option grant and within one year from the date of option exercise, and (2) the holder has been an employee of the Company or one of its subsidiaries (including Celgene) from the date of option grant and through the date which is three months before the exercise date (the “Holding Requirements”). If the Holding Requirements are met, gain realized on the sale or other taxable disposition of the Common Stock will be subject to tax as long-term capital gain. If the holder disposes of Common Stock acquired upon the ISO exercise without satisfying the Holding Requirements, the disposition will be a “disqualifying disposition” and the holder will recognize at the time of such disposition (1) ordinary income to the extent of the difference between the exercise price and the lesser of (a) the fair market value of the Common Stock on the date of exercise or (b) the amount realized on such disposition, and (2) short-term or long-term capital gain to the extent of any excess of the amount realized on the disposition over the fair market value of the Common Stock on the date of exercise. Notwithstanding the foregoing, if the holder dies prior to the option exercise but the holder was an employee of the Company or one of its subsidiaries from the date of option grant and through the date which is three months before the date of death, then the Holding Requirements will not apply to a sale or other taxable disposition of the Common Stock by the estate of the holder, or by a person who acquired the ISO from the holder by bequest or inheritance.

The Company is generally not required to withhold taxes from an employee (federal, state and local income taxes plus FICA and Medicare if applicable) upon exercise of an ISO or, under current regulations, upon a disqualifying disposition of Common Stock issued upon exercise of an ISO. However, the holder will still be responsible for taxes upon such a disqualifying disposition. Subject to the limit with respect to the maximum award that may be granted to any individual in any calendar year, an individual can receive an unlimited number of incentive stock options during any calendar year. However, the aggregate fair market value (determined at the time of option grant) of Common Stock with respect to which ISOs first become exercisable by a holder during any calendar year cannot exceed $100,000. ISO tax treatment is denied by the Code to any option grant in excess of that dollar limit.

Assumed Restricted Unit Awards and Assumed Performance Unit Awards. The grant of a Celgene RSU Award that became an Assumed Restricted Unit Award or a Celgene PSU Award that became an Assumed Performance Unit Award did not result in taxable income for the holder. The holder will not recognize ordinary income until the time such award is settled, at which time the amount of ordinary income will be equal to the fair market value of the Common Stock delivered. Any dividend equivalents on Assumed Restricted Unit Award or Assumed Performance Unit Awards generally will be taxable as ordinary income (i.e., not at the lower tax rates that may be applicable to dividends), at the time such amounts (or Common Stock resulting from the reinvestment or deemed reinvestment of such amounts) are settled, generally equal to the fair market value of the Common Stock at the time of settlement. The Company generally is required to withhold taxes (federal, state and local income taxes plus FICA and Medicare if applicable) in connection with the settlement of Assumed Restricted Unit Award or Assumed Performance Unit Awards.

CVRs and Unvested Equity Award CVR Consideration. This discussion assumes that the receipt of CVRs pursuant to the Celgene Equity Awards is treated as a “closed transaction” for U.S. federal income tax purposes, meaning that the tax consequences of the receipt of the CVR to the holder were generally determined at the time of such receipt. However, the U.S. federal income tax treatment of the CVRs is unclear. There is no legal authority directly addressing the U.S. federal income tax treatment of the CVRs, and there can be no assurance that the IRS would not assert, or that a court would not sustain, a contrary position. Assuming this treatment is correct, the receipt of CVRs and Unvested Equity Award CVR Consideration granted in connection with an assumed Celgene Equity Award will be treated for all tax purposes as additional consideration in respect of underlying award. Any CVRs or Unvested Equity Award CVR Consideration issuable upon the future vesting of an assumed Celgene Equity Award will not result in taxable income to the holder with respect to the potential future distribution of CVRs or Unvested Equity Award CVR Consideration for so long as the assumed Celgene Equity Award (including the right to potentially receive CVRs or Unvested Equity Award CVR Consideration) remains subject to a substantial risk of forfeiture and is non-transferable. At the time of a distribution of a CVR, the holder will recognize taxable ordinary income equal to the fair market value of the CVRs on the vesting date that triggered the distribution. Thus, for example, in the case of an Assumed In-the-Money Option that was vested at the time of the Merger, the distribution of CVRs in respect of such Assumed In-the-Money Option resulted in ordinary income to the holder at the time of the Merger based on the value of such CVR at the time of the Merger. At the time of any cash payment pursuant to Unvested Equity Award CVR Consideration (other than any payments with respect to a CVR that has already been received by the holder and the receipt of which has already been subject to taxation), the holder will likewise recognize taxable ordinary income on the amount of cash paid to the holder.

A holder’s initial tax basis in each CVR received in connection with an assumed Celgene Equity Award will be the amount of ordinary taxable income the holder recognized for that CVR and its holding period in such CVR will begin on the day of receipt. Any payments received with respect to a CVR and/or a sale or exchange of a CVR will be treated in the manner described above under “—U.S. Federal Income Tax Consequences to U.S. Holders” or “—U.S. Federal Income Tax Consequences to non-U.S. Holders,” as applicable.

Backup Withholding and Information Reporting

Payments made with respect to Common Stock and/or the CVRs may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return an IRS Form W-9, certifying under penalties of perjury that such U.S. holder is a “United States person” (within the meaning of the Code), that the taxpayer identification number provided is correct and that such U.S. holder is not subject to backup withholding.

A non-U.S. holder may be subject to information reporting and backup withholding (currently at a rate of 24%) on payments made with respect to Common Stock and/or the CVR unless the non-U.S. Holder establishes an exemption, for example, by completing the appropriate IRS Form W-8 for the non-U.S. holder, in accordance with the instructions thereto.

Any amount withheld under the backup withholding rules is not an additional tax and generally will be allowed as a refund or credit against the U.S. federal income tax liability of a holder, provided the required information is timely furnished to the IRS. The IRS may impose a penalty upon a holder that fails to provide the correct taxpayer identification number.

Foreign Account Tax Compliance Act

In certain circumstances, legislation commonly known as the Foreign Account Tax Compliance Act, which is referred to in this prospectus as FATCA, imposes a withholding tax of 30% on U.S.-source interest and dividend income received by certain non-U.S. financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. Similarly, U.S.-source interest and dividends received by a holder that is a non-financial non-U.S. entity that does not qualify under certain exemptions will generally be subject to withholding at a tax rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which the payor will generally be required to provide to the IRS. The IRS has issued proposed regulations (on which taxpayers may rely until final regulations are issued) that would generally not apply these withholding requirements to gross proceeds from asset dispositions. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which the shares of Common Stock or CVRs are held will affect the determination of whether such withholding is required. Holders should consult their tax advisors regarding the possible implications of the FATCA rules in their particular situations.

PLAN OF DISTRIBUTION

We are registering 17,037,183 shares of Common Stock and 702,393 CVRs with respect to the Celgene Equity Awards which were previously granted to the Former Employees of Celgene pursuant to the Celgene Stock Plans and were assumed by Bristol-Myers Squibb under the Bristol-Myers Squibb Stock Plans, pursuant to the terms and conditions set forth in the Merger Agreement. The shares of Common and the CVRs offered by this prospectus are quoted on the New York Stock Exchange. We will pay all of the costs of this offering, other than any exercise price of any Celgene Equity Awards. No commissions, discounts, concessions or other compensation will be paid to any underwriter or broker-dealer in connection with such issuance. For a description of the Bristol-Myers Squibb Stock Plans, see “Appendix A—Plan Prospectus.”

The decision to exercise the options to purchase shares of our Common Stock or to otherwise receive shares of our Common Stock or any CVRs on the vesting of any Celgene Equity Award must be made pursuant to each investor’s evaluation of his or her best interests. Our board of directors does not make any recommendation to prospective investors.

LEGAL MATTERS

The validity of the shares of Common Stock offered pursuant to this prospectus has been passed upon for Bristol-Myers Squibb by Kirkland & Ellis LLP. The validity of the CVRs offered pursuant to this prospectus has been passed upon for Bristol-Myers Squibb by Kirkland & Ellis LLP.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and schedule of Celgene Corporation as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018, have been incorporated by reference herein in reliance on the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP’s report dated February 26, 2019 on the consolidated financial statements refers to the company’s adoption on a prospective basis of FASB Accounting Standards Update No. 2016-01, “Financial Instruments—Overall: Recognition and Measurement of Financial Assets and Financial Liabilities” and Accounting Standards Update No. 2018-03, “Technical Corrections and Improvements to Financial Instruments-Overall: Recognition and Measurement of Financial Assets and Financial Liabilities” which requires accounting for certain equity investments and financial liabilities under the fair value option with changes in fair value recognized in Net income.

WHERE YOU CAN FIND MORE INFORMATION; DOCUMENTS INCORPORATED BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings also are available over the Internet at the SEC’s website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is completed:

•	Annual Report on Form 10-K for the year ended December 31, 2018, including the information in our proxy statement that is part of our Schedule 14A filed with the SEC on April 30, 2019 that is incorporated by reference in that Annual Report on Form 10-K;
•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2019;
•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2019;
•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2019; and
•	Current Reports on Form 8-K filed on January 3, 2019, January 4, 2019, January 22, 2019, January 30, 2019, March 8, 2019 (only the Current Report that includes Item 5.02 and Item 9.01 disclosure), March 26, 2019, April 4, 2019, April 12, 2019, April 17, 2019, May 1, 2019 (only the Current Report that includes Item 7.01, Item 8.01 and and Item 9.01 disclosure, and excluding Exhibit 99.1), May 2, 2019, May 8, 2019, May 16, 2019, May 24, 2019, May 30, 2019, June 5, 2019, June 24, 2019, June 28, 2019, July 1, 2019, August 26, 2019, September 12, 2019 (as amended on December 11, 2019), September 23, 2019, October 8, 2019, October 18, 2019, October 30, 2019, November 1, 2019, November 5, 2019, November 7, 2019, November 12, 2019, November 15, 2019, November 15, 2019, November 20, 2019 (as amended on February 5, 2020) and November 22, 2019

Furthermore, all filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this prospectus and prior to the termination of this offering (other than portions of these documents deemed to be “furnished” or not deemed to be “filed,” including the portions of these documents that are either (1) described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items) shall be deemed to be incorporated by reference into this prospectus.

We encourage you to read our periodic and current reports, as we think these reports provide additional information about our company which prudent investors find important. We make available free of charge most of our SEC filings through our Internet website (www.bms.com) as soon as reasonably practical after they are filed with the SEC. The information contained on our website is not a part of this prospectus. You may access these SEC filings on our website. You also may request a copy of these filings at no cost, by writing to or telephoning us at:

Bristol-Myers Squibb Company
430 E 29th Street, 14FL
New York, New York 10016
Attention: Office of the Corporate Secretary
Telephone: (212) 546-4000

APPENDIX A - PLAN PROSPECTUSES

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

This document should be retained for future reference. Copies of the Prospectus and any and all documents that are part of it and information incorporated by reference in it (not including exhibits to the information incorporated by reference) may be obtained without charge upon written or oral request directed to the Corporate Secretary, Bristol-Myers Squibb Company, 430 E. 29 Street, 14th Floor, New York, New York 10016 (Telephone: 212-546-3309).

BRISTOL-MYERS SQUIBB COMPANY

This prospectus is dated February 5, 2020

PART A
IMPORTANT INFORMATION CONCERNING
COMPENSATION PLANS OFFERING STOCK

I.	Introduction

This document provides information for former employees and former directors of Celgene Corporation (“Celgene”) who held outstanding incentive equity awards in Celgene that were assumed at the time of the Merger (as defined below), pursuant to which, such individuals became participants in the Bristol-Myers Squibb Company 2017 Stock Incentive Plan (Amended and Restated as of November 20, 2019) (the “2017 Plan”) formerly known as the Celgene Corporation 2017 Stock Incentive Plan (and, prior to April 19, 2017, as the 2008 Stock Incentive Plan, and, prior to April 16, 2008, as the 1998 Stock Incentive Plan, and, prior to April 23, 2003, as the 1998 Long-Term Incentive Plan) and the Bristol-Myers Squibb Company 2014 Equity Incentive Plan (Amended and Restated as of November 20, 2019) (the “2014 Plan”), formerly known as the Celgene Corporation 2014 Equity Incentive Plan (and, prior to March 6, 2018, as the Juno Therapeutics, Inc. 2014 Equity Incentive Plan).

On January 2, 2019, Bristol-Myers Squibb Company, a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Celgene, and Burgandy Merger Sub, Inc., a Delaware corporation (“Merger Sub”) wholly-owned by the Company. On November 20, 2019, Merger Sub merged with and into Celgene (the “Merger”), in accordance with the Merger Agreement, and Celgene became a wholly owned subsidiary of the Company.

Upon consummation of the Merger, the Company assumed both the Celgene Corporation 2017 Stock Incentive Plan and the Celgene Corporation 2014 Equity Incentive Plan (together, the “Predecessor Plans”) and renamed the plans the “Bristol-Myers Squibb Company 2017 Stock Incentive Plan” and the “Bristol-Myers Squibb 2014 Equity Incentive Plan” respectively. At that time, certain outstanding equity awards under the Predecessor Plans, including stock options, restricted stock units, and other awards, were assumed by the Company and converted into awards relating to Company Common Stock, $0.10 par value (“Shares”), and, for some awards, Contingent Value Rights (“CVRs”), and the shares remaining available under the Predecessor Plan for future equity awards were converted to shares of Company stock.

The information in Part A pertains to participation in any of the Plans. Information specific to the individual plans is provided below as follows:

Summary of the 2017 Plan – Exhibit A
Summary of the 2014 Plan – Exhibit B

This prospectus has been posted on the Fidelity Stock Plan Services (“Fidelity”) website at http://www.netbenefits.com/bms under the Plan Information tab and/or provided to individual Plan participants through the grant acceptance process, by email or delivery of hard copy. Copies of the prospectus also may be obtained from the Company’s Secretary (see Section VII below).

Information in this prospectus for the Plans is only a summary, and is qualified in its entirety by reference to the full text of the Plans (available on the Fidelity website at http://www.netbenefits.com/bms under the Plan

Information tab) (including any sub-plans and/or Plan addenda) and the terms of the award agreements that evidence awards granted to you under any of the Plans. Terms of awards and participation under the Plans may vary for individual participants, including in the case of participants in countries other than the United States in which participation and awards may vary to conform to local laws and business practices. Copies of the Plans also may be obtained from the Company’s Corporate Secretary (see Section VII below).

II.	Your Risk in Participating in the Plans.

Diversification Risk. We have implemented the Plans in order to give you an opportunity to share in the success of the Company through options and other equity awards that are tied to the value of our Shares. Equity awards and participation in the Plans are intended to give you an incentive to work hard to enhance the Company’s success and to provide long-term service to the Company, and a sense of sharing in the ownership of the Company that aligns your interests with the interests of our stockholders. The Plans can be an important means by which the Company attracts and retains high quality employees, non-employee directors and other service providers.

We are offering and selling our common stock under the Plans (however, some awards do not involve offers and sales). Whenever you buy securities, you must consider the risks of investment. We do not provide investment advice to Plan participants, but instead urge you to consult with qualified professionals (accountants, financial planners, or other advisers) concerning the risks of any purchase of securities and the appropriate level of risk for you.

As a former employee or non-employee director of Celgene, you may have an additional risk to consider when investing in our Shares, because your risk is “undiversified.” Even without any investment in Shares, your financial well-being may be closely tied to our business success and financial strength. If you have also invested in our Shares, significant reversals in our business fortunes or financial weakness for the Company could cause potentially large economic losses to you. So, as you decide whether to purchase or continue to hold Shares under the Plans (or any Company plan that lets you invest in Shares), you should ensure that your savings and investments will be adequately diversified, taking into account your investments.

These same issues apply when you defer compensation under any Company plan offering non-qualified deferrals (some Plan awards include terms that require or permit non-qualified deferrals). Regardless of what the deferral is invested in on a notional basis, you are depending on the financial soundness and creditworthiness of the Company in order that you be paid at the time your non-qualified deferral is to be settled. (A non-qualified deferral is one that generally is not funded through a trust that holds assets separate from the Company.)

Other Risk Factors Associated with Our Company. An investment in securities of the Company entails a significant degree of risk and, therefore, should be undertaken only if you are capable of evaluating the merits and risks of an investment and capable of bearing the risk that such an investment represents. In addition to the diversification and other risks described above, you should carefully consider the factors described in Section VI below, titled “Cautionary Factors That May Affect Future Results.” Bear in mind that this document does not purport to give a complete list of all risks involved in purchasing or holding common stock or participating in the Plans.

Risks in Managing Your Affairs. Awards under the Plans are intended to provide to you the opportunity to earn compensation based on your service to the Company and its success. Your ability to realize compensation from awards requires active management and decision-making on your part. Some of the key matters you must manage are as follows (this is not an exhaustive list):

Vesting and Termination of Options. Options have specific dates when they become exercisable and when they cease to be exercisable due to expiration, forfeiture, or other termination. One significant risk you face is failure to exercise an Option that is “in-the-money” before it terminates. To avoid this risk, you must carefully read your award agreement to make sure you understand when the option will become exercisable and when it will terminate. The Plans permit the Company to set various vesting and termination terms of Options at the time of grant. They are not necessarily the same for all Options, so you must read your agreement, understand the times at which you can exercise and when your right to exercise will end, and make a decision to exercise in order to realize the value of your award.

Be particularly careful so that you understand whether your Option terminated at the time your employment ended or at a specified date thereafter. Even if you continue to provide consulting services to the Company or a subsidiary, in most cases your Option would have terminated at the time you ceased to be an employee or shortly thereafter.

The Company assumes no responsibility to give you any notice that an Option has become exercisable or is about to terminate, other than the issuance of your award agreement.

Termination of Employment or Service and its Effect on Awards. Upon the termination of your employment or service, in many cases outstanding awards were forfeited or your rights to exercise were cut short. As noted above, providing continuing service to the Company or a subsidiary as a consultant normally will not be treated as continuing employment and, in most cases, your rights under awards are no different than if you had not continued as a consultant. Awards may also contain terms that limit your rights under the award should you engage in competition with the Company or its subsidiaries or affiliates or if you solicit customers, suppliers or employees of the Company and its subsidiaries or affiliates or if you breach confidentiality or other obligations to the Company and its subsidiaries and affiliates. In addition, you should not rely on summary information regarding the expiration date of Options, such as might appear on an account statement relating to the Plans; such statements may reflect the normal expiration date of an award assuming continued employment or based on other assumptions, but may not reflect an earlier award termination date arising due to your termination of employment or service or other changes in circumstances. Again, you must carefully read your award agreement to make sure you understand what happened to your awards upon termination of employment or service.

III.	Restrictions on Resales of Shares

Note: A “resale” is a participant’s sale of Shares he or she acquired under a Company Plan.

Insider Trading Restrictions Under the Securities Exchange Act of 1934. The federal securities laws generally prohibit sales of Shares by persons who possess material, non-public information about the Company. Therefore, Shares acquired under the Plans must not be resold by a participant, a family member or another person who possesses such information. A wide array of civil and criminal penalties can apply to persons who engage in insider trading. Large fines, jail, and incalculable damage to your career can result from insider trading. Our Principles of Integrity likewise prohibits insider trading, and our Securities Trading Policy provides background information and guidelines on this requirement of the Principles of Integrity.

Restrictions on Transactions for Administrative Reasons. It may be necessary on occasion to restrict Plan transactions and resales of Shares under Plans for administrative reasons. For example, changes to computer systems, programs, and administrators may require periods in which Plan transactions cannot be executed. We will make reasonable efforts to pre-announce such administrative “black-outs” and to keep their duration short.

Award Terms May Restrict Resales; Elective Deferrals. The terms of awards may separately restrict resales of Shares. Under some awards you may have been given the opportunity to elect to defer the time of settlement, which in effect would (if you so elect) preclude any sale or transfer of the Shares until the designated settlement date. Such restrictions or deferrals may result in you being unable to sell the Shares at a time that you need to do so for financial reasons or would like to do so to realize your gain or stop losses due to prevailing market prices of Shares.

IV.	Satisfaction of Legal Obligations.

Under the Plans, the Company is not obligated to issue or deliver Shares in connection with an option exercise or in settlement of any other award, or take any other action, until it is satisfied that laws, regulations, stock exchange rules, and other contractual commitments and obligations of the Company, including under the federal securities laws, have been satisfied in full.

V.	Federal Income Tax Consequences of Equity Awards

The following provides a general description of the current U.S. federal income tax consequences of options and restricted stock units (whether vesting solely based on the passage of time (“RSUs”) or vesting based on the achievement of performance goals (“PSUs”)) granted under Plans. Note that all PSUs in Celgene that were outstanding at the time of the Merger were assumed and converted into RSUs in the Company along with other consideration, pursuant to the terms and conditions of the Merger Agreement, such that no former Celgene employees or non-employee directors held PSUs on or after the consummation of the Merger. The tax treatments presented herein are general in nature and may be significantly altered by future legislation not introduced at the time this prospectus was created. In addition, this discussion is limited to United States tax law. The Company strongly urges participants to consult with their personal tax advisors concerning the application of federal, state, and local and non-United States tax laws to their individual situations.

Options. Options that can be treated as both “incentive stock options,” which qualify for favorable federal income tax treatment to the participant (“ISOs”), and “non-qualified stock options” which do not qualify for such treatment (“NQSOs”) are outstanding under the Plan. Both types of options are discussed below. This discussion is of a general nature, so exceptions may exist in individual cases.

U.S. Federal Income Tax Treatment of Non-Qualified Stock Options or NQSOs. At the time you were granted an option that is an NQSO to you, you should not have recognized taxable income. Upon the option’s exercise, you generally will recognize ordinary income in an amount equal to the fair market value of the option shares at the time of exercise minus the exercise price. You will owe income tax on that ordinary income at exercise. You will then have a “tax basis” in the shares equal to the fair market value of the shares at the time of exercise. When you sell the shares, you will recognize a short-term or long-term capital gain (if the shares have risen in value since the exercise) or capital loss (if the shares have dropped in value) equal to the sale price of your shares minus your tax basis in the shares. Currently, shares must be held for more than one year after exercise in order for gain or loss upon sale of the shares to be considered long-term capital gain or loss. Generally, long-term capital gain rates are much lower than tax rates on short-term capital gains and ordinary income. The ability to get a tax benefit from capital losses is subject to a number of restrictions. If you exercise an option and immediately sell the option shares (for example, through a broker-assisted cashless exercise), your capital gain or loss, which will be short-term, will be the difference, if any, between the measured fair market value of shares at the exercise date (used to calculate your ordinary income resulting from the exercise) and the proceeds of your sale of the shares.

If you pay the exercise price of an NQSO by delivery of previously acquired shares (including shares acquired upon an earlier exercise of an NQSO or an ISO), you generally will not recognize additional ordinary income. In other words, the use of the shares to pay the exercise price will not be treated as a separate sale of the shares. (For purposes of this discussion, we assume that you will pay the full exercise price by delivery of shares.) In such case, your tax basis and capital gains holding period for each share you deliver to pay the exercise price will carry over to one share acquired upon exercise of the option. Thus, such a delivery of shares will not be a disposition that triggers capital gains or other taxation. The full fair market value of each option share received in excess of the number of shares delivered — the option “profit” shares — will be taxable as ordinary income to you at the time of exercise, and your tax basis in each option “profit” share then will equal the full exercise-date fair market value of the share.

U.S. Federal Income Tax Treatment of Incentive Stock Options or ISOs. At the time you were granted an option that is an ISO to you, you should not have recognized taxable income. Assuming the ISO retains the status of an “incentive stock option” until it is exercised, upon the option’s exercise, you generally will not recognize ordinary income (in contrast to an NQSO).

Nevertheless, the exercise of an ISO may have adverse tax consequences to you. Specifically, upon exercise, the amount equal to the fair market value of the ISO shares at the time of exercise minus the exercise price will be a “tax preference item” which can result in imposition of the alternative minimum tax or AMT on you. In recent years the AMT has become applicable to a large number of relatively high-income taxpayers. Its application in a given case can be quite complex, and a detailed explanation is beyond the scope of this tax discussion. You should consult with your tax advisor about the AMT and other tax consequences before you exercise ISOs.

The remainder of this tax discussion of ISOs assumes the AMT was inapplicable to you in the year of your exercise of an ISO, and that the requirements of ISOs otherwise are met at the time of exercise including, for example, the ISO requirement that you exercise an ISO while you are an employee or within three months after ceasing to be an employee, subject to limited exceptions in case of death or disability. If your option no longer qualifies as an ISO when you exercise it (for example, your option may permit you to exercise at times beyond the limited post-termination exercise periods), your option will be treated for tax purposes as an NQSO.

Upon exercise of ISOs, you have a “tax basis” in the ISO shares equal to the exercise price you paid, except in the case in which you pay the exercise price by delivery of shares already owned by you (discussed below). If you hold your ISO shares for the specified “ISO holding period” of two years after the date of grant of the ISO and one year after the date of exercise, you will recognize long-term capital gain or loss upon the sale of the ISO shares equal to the amount realized upon such sale minus your tax basis in the shares. Significantly, you will not recognize any ordinary income in connection with the ISO. This could be a significant advantage because, for relatively high income taxpayers, generally the tax rate on long-term capital gains is much lower than the marginal tax rate on ordinary income. (Offsetting this advantage is the risk that the stock price might decline during the ISO holding period after exercise, and the possible imposition of the AMT in the year of exercise, as noted above.)

If you dispose of ISO shares before the end of the ISO holding period (referred to as a “disqualifying disposition”), you will recognize ordinary income at that time equal to the lesser of (i) the fair market value of the ISO shares at the date of exercise minus your tax basis in the ISO shares and (ii), if the disposition was a sale or exchange of the ISO shares, the amount realized upon the disposition minus your tax basis in the ISO shares. If the amount realized upon a disqualifying disposition is greater than the amount treated as ordinary income, the excess amount will be treated as capital gain for federal income tax purposes (this likely would be short-term capital gain in cases in which ISO shares are sold less than a year after exercise). A disqualifying disposition generally will result from a sale, gift, or other transfer of legal title, although certain transactions, including certain exchanges, transfers resulting from the optionee’s death, and mere pledges and hypothecations of ISO shares do not constitute dispositions for this purpose.

Some forms of exercise of an ISO, including a broker-assisted cashless exercise will constitute an immediate disqualifying disposition of some or all of the ISO shares.

Generally, the use of ISO shares acquired in an earlier ISO exercise to pay the exercise price of an option exercised later will have no adverse tax consequences to you, except in one specific case. If you use “immature” ISO shares that you have not held for the ISO holding period to pay the exercise price of another ISO, you will be deemed to have had a disqualifying disposition of the ISO shares tendered to pay the exercise price, triggering tax on the recognizable ordinary income on those ISO shares calculated as though you sold those ISO shares (as discussed above). It is not clear whether you would recognize capital gains on the tendered ISO shares in such a transaction. Your new ISO shares will be treated for tax purposes the same as though you paid cash to exercise, except that if no capital gains was recognized for the tendered immature ISO shares this may affect the tax basis of some of the new ISO shares. Given the tax complexity and uncertainties, you should consult your tax advisor before undertaking to pay the exercise price of an ISO by tendering immature ISO shares acquired in an earlier ISO exercise.

If you use “mature” ISO shares to exercise an NQSO or an ISO, or you use immature ISO shares to exercise an NQSO, you will not recognize ordinary income or capital gains with respect to the ISO shares you tendered to pay the exercise price of the second option. (For purposes of this discussion, we assume that you will pay the full exercise price by delivery of shares.)Rather, your tax basis in new option shares will be, for the number of such shares equal to the number of ISO shares tendered (the “exchanged shares”) the same tax basis as the tendered shares. In the case of an NQSO, your tax basis in the “profit shares” (the shares in excess of the exchanged shares) will be their exercise-date fair market value and the exchanged shares will be treated still as ISO shares. Thus, the ISO holding period for the exchanged shares will relate to the original grant date and exercise date of the ISO. In the case of a tender of mature shares to exercise an ISO, both the exchanged shares and profit shares will be treated as ISO shares relating to the latest ISO exercise (i.e., a new holding period will start at the time of the latest exercise for all shares), but with a tax basis in the exchanged shares carried forward from the earlier ISO shares tendered and the tax basis in the profit shares equal to zero.

It is possible that changes to your ISOs resulting from actions by us, particularly material modifications of the ISOs, will result in the ISOs being disqualified as such. We generally intend to try to preserve the incentive stock option status of ISOs, but there can be no assurance that we will not modify the ISOs in a way that causes them to lose their status as ISOs.

Tax Consequences of Forfeiture or Expiration. For both ISOs and NQSOs, in the event that you forfeit an unexercised option or the option expires unexercised, you will not be subject to taxation and will not recognize a loss for federal income tax purposes.

Tax Withholding upon Option Exercise. In the case of a former employee, we are generally required to withhold taxes (federal, state and local income taxes plus FICA and Medicare if applicable) upon your exercise of an NQSO, but no such withholding applies upon exercise of an ISO or, under current regulations, upon a disqualifying disposition of ISO shares (you still will be responsible for taxes upon such a disqualifying disposition, however). Accordingly, under the Plans, when you exercise an NQSO you will be obligated to arrange with us for the payment of required withholding taxes, in such manner as the Compensation and Management Development Committee of our

Board of Directors (the “Committee”) may authorize. The Committee may permit you to elect to have option shares withheld to pay the withholding taxes. If you take advantage of this feature, the Company will in effect repurchase enough option shares so that the proceeds can pay the applicable withholding taxes. This will result in no additional tax consequences to you.

Restricted Stock Units. At the time you were granted RSUs or PSUs, you should not have recognized taxable income. For purposes of this discussion, it is assumed that you did not and will not pay any separate consideration of cash or property for the RSUs. In the case of RSUs or PSUs, you will not recognize ordinary income until the time the award is settled.

Dividend equivalents on restricted stock units generally will be taxable as ordinary income (i.e., not at the lower tax rates that may be applicable to dividends), at the time such amounts (or shares or units resulting from the reinvestment or deemed reinvestment of such amounts) are no longer subject to a substantial risk of forfeiture.

Some restricted stock units may be deemed to be a deferral of compensation subject to Section 409A of the Internal Revenue Code (the “Code”). See “Non-Qualified Deferred Compensation; Code Section 409A” below.

Tax Withholding. In the case of a former employee, we generally are required to withhold taxes (federal, state and local income taxes plus FICA and Medicare if applicable) in connection with restricted stock units. Accordingly, under the Plans, you will be obligated to arrange with us for the payment of required withholding taxes, in such manner as the Committee may approve. Your award agreement may require that, or the Committee may permit you to elect to have, shares released from restrictions at vesting or settlement be withheld to pay the withholding taxes due at that time. If withholding taxes triggered at the vesting or settlement date are paid by the withholding of shares, we will in effect repurchase enough shares from you so that the proceeds can pay the applicable withholding taxes. This will result in no additional tax consequences to you.

Contingent Value Rights. At the time of the Merger, you became or may subsequently become entitled to receive a distribution of CVRs. Specifically, individuals who held stock options that were in-the-money at the time of the Merger received a distribution of CVRs at the time of the Merger relating to their vested options, and may receive a distribution of CVRs thereafter at the time any of those options that were not vested at the time of the Celgene Merger become vested; individuals who held vested awards that had not yet been settled at the time of the Celgene Merger received a distribution of CVRs at the time of the Celgene Merger; and individuals who held unvested awards other than stock options at the time of the Celgene Merger may receive a distribution of CVRs at the time those awards become vested. CVRs will be treated for all tax purposes as additional consideration for the respective underlying award.

Any unvested equity award that was adjusted to provide for a potential future distribution of CVRs in connection with the Celgene Merger upon the future vesting of the award will not result in taxable income to you with respect to the potential future distribution of CVRs for so long as the equity award (including the right to potentially receive CVRs) remains subject to a substantial risk of forfeiture and is non-transferable.

At the time of a distribution of CVRs, you will recognize taxable ordinary income equal to the fair market value of the CVRs at the vesting date that triggered the distribution. Thus, for example, in the case of in-the-money options that are vested at the time of the Merger, the distribution of CVRs in respect of such options will result in ordinary income to you. At the time of a cash payment in lieu of a CVR, you will likewise recognize taxable ordinary income on the amount of cash paid to you.

After CVRs are distributed to you, if you sell them you will have a capital gain or loss. Your tax “basis” in each CVR will be the amount of ordinary taxable income you recognized for that CVR. Your capital gain would be the amount by which the sales proceeds from that CVR exceeds your tax basis in the CVR, or your capital loss would be the amount by which the sales proceeds from that CVR is less than your tax basis in the CVR. If you receive a payment with respect to the CVRs, although not free from doubt, you may be treated as receiving a non-taxable return of your adjusted tax basis in the CVRs, and if you receive a payment in excess of your adjusted tax basis in the CVRs, you may (i) recognize a taxable capital gain in an amount equal to such excess or (ii) be taxed on such excess at the rates applicable to ordinary income.

Tax Withholding. In the case of an employee, we generally are required to withhold taxes (federal, state and local income taxes plus FICA and Medicare if applicable) in connection with distributions of CVRs or cash in lieu of

CVRs. Accordingly, if you are to receive a distribution of CVRs under the 2017 Plan and 2014 Plan, the Company will satisfy its withholding obligations by withholding a proportionate amount of CVRs prior to distribution or in such other manner as the Committee may approve. If you are to receive cash in lieu of CVRs, the Company will withhold from such cash payment.

Non-Qualified Deferred Compensation; Code Section 409A. Individuals generally are subject to income tax when they receive cash or unrestricted property in compensation. A mere promise of the Company to make a payment in the future generally is not taxed as income to an individual employee or director if the promise is unsecured and unfunded and the participant did not have rights to demand or receive the payment that constitute “constructive receipt” or give to the participant the “economic benefit” of the payment. This is referred to as a “non-qualified” deferral arrangement. Deferral of certain awards at the election of the participant may be permitted under the Plans.

Any determination by us relating to the deferral terms or elective deferrals you may be permitted to make for awards, and the timing of any settlement of a deferred award, must meet requirements under Code Section 409A in order for income taxation to be deferred past the time that the substantial risk of forfeiture lapses. Code Section 409A imposes early taxation, interest and tax penalties on you for any failure of the award’s terms and operation to meet the applicable requirements. We cannot provide assurance to participants that all requirements of Code Section 409A will be met, so it is possible that a participant may be subject to early taxation, interest and penalties under Code Section 409A (or state tax codes that are similar to Code Section 409A). The Company has no obligation and makes no commitment to any participant to indemnify him or her for any adverse tax consequences under Code Section 409A or state tax provisions of similar import.

Medicare Surtax. Your annual “net investment income”, as defined in Code Section 1411, may be subject to a 3.8% federal surtax (generally referred to as the “Medicare Surtax”). Net investment income may include capital gain and/or loss arising from the disposition of Shares acquired under the Plans. Whether your net investment income will be subject to the Medicare Surtax will depend on your level of annual income and other factors.

Changing Tax Rates. Most participants likely will be subject to federal income taxes and FICA or self-employment tax at relatively high marginal rates (referred to as “higher tax brackets”). Applicable tax rates, including, among others, on ordinary income, long-capital gains, dividends and the Medicare tax are subject to change, which can affect your decisions on when to exercise options, whether to elect deferrals (where permitted) and whether to sell previously acquired shares. You should consult with your personal tax advisor regarding the effect of changing tax rates on you and your equity awards and deferrals.

Company Tax Deductions. Generally, we will be entitled to a federal income tax deduction equal to any amount recognized as ordinary income by a Plan participant, but a transaction resulting in a capital gain or loss to a participant will not have any tax consequences for the Company.

An exception to this rule can arise under Code Section 162(m), which disallows certain tax deductions by the Company relating to compensation of certain “named executive officers” of the Company. As a result, compensation paid to a covered named executive officer in connection with awards under the Plans, together with other compensation, could be subject to Code Section 162(m)’s $1 million deductibility cap.

Company Not Responsible for Tax Consequences; Interpretation of Plan and Award Terms Under Tax Laws. The Company does not guarantee the particular tax treatment of an award granted under the Plans. However, awards under the Plans are intended to comply with, or be exempt from, the applicable requirements of Code Section 409A, and the Plans and any award agreements thereunder will be limited, construed and interpreted in accordance with such intent. In no event whatsoever will the Company or any of its affiliates be liable for any additional tax, interest or penalties that may be imposed on you by Code Section 409A or other Federal, state or local tax laws, or any damages for failing to comply with Code Section 409A or other requirements of such Federal, state or local tax laws. No award under which you may receive shares of Common Stock may be granted to you under the Plans if such shares of Common Stock do not constitute “service recipient stock” for purposes of Code Section 409A with respect to you.

VI.	Cautionary Factors That May Affect Future Results

Our statements in this prospectus (including documents incorporated by reference) and other written and oral statements we make from time to time contain certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these forward-looking statements by the fact they use words such as “should”, “could”, “expect”, “anticipate”,

“estimate”, “target”, “may”, “project”, “guidance”, “intend”, “plan”, “believe”, “will” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance. All statements that are not statements of historical facts are, or may be deemed to be, forward-looking statements. Such forward-looking statements are based on historical performance and current expectations and projections about our future financial results, goals, plans and objectives and involve inherent risks, assumptions and uncertainties, including internal or external factors that could delay, divert or change any of them in the next several years, that are difficult to predict, may be beyond our control and could cause our future financial results, goals, plans and objectives to differ materially from those expressed in, or implied by, the statements. These statements are likely to relate to, among other things, our goals, plans and objectives regarding our financial position, results of operations, cash flows, market position, product development, product approvals, sales efforts, expenses, performance or results of current and anticipated products and the outcome of contingencies such as legal proceedings, and financial results, which are based on current expectations that involve inherent risks and uncertainties, including internal or external factors that could delay or divert or change any of them in the next several years. Such events and factors include, but are not limited to, those listed under “Risk Factors” in the documents incorporated by reference herein, including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2018 (particularly under “Item 1A. Risk Factors”), that we believe could cause actual results to differ materially from any forward-looking statement. No forward-looking statement can be guaranteed. Although we believe we have been prudent in our plans and assumptions, no assurance can be given that any goal or plan set forth in forward-looking statements can be achieved and you are cautioned not to place undue reliance on such statements, which speak only as of the date made. Additional risks that we may currently deem immaterial or that are not presently known to us could also cause the forward-looking events discussed in this prospectus (including the documents incorporated by reference) not to occur. Except as otherwise required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise after the date of this prospectus.

VII.	Other Plan Information

Status of Plans as Tax-Qualified or Subject to ERISA. The Plans are not tax-qualified retirement plans under Code Section 401(a). The Plans generally are not subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), except that certain deferrals of compensation permitted under the Plans may be subject to reporting and disclosure obligations under ERISA but not to ERISA’s funding and other requirements.

At the time of the Celgene Merger, the Company assumed 403,777 incentive stock options under the 2017 Plan and the 2014 Plan that were previously granted under the predecessor Celgene plans. The 2017 Plan and the 2014 Plan no longer permit grants of incentive stock options.

Clawbacks. Notwithstanding any provisions in the Plans to the contrary, any award or other compensation under the Plans shall be subject to a “clawback” (also referred to as “recoupment”) to the extent necessary to comply with the requirements of any applicable law, including but not limited to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Section 304 of the Sarbanes-Oxley Act of 2002, or any regulations promulgated thereunder. Additionally, awards may include terms providing for a “clawback” from a participant of the profit or gain realized by a participant in connection with an award to the extent that a participant is not compliant with specified conditions in the Plans or the awards that protect the business interests of the Company from harmful actions of the participant.

Copy of Plans and Agreements. A copy of each of the Plans may be viewed on the Fidelity website at http://www.netbenefits.com/bms under the Plan Information tab. You have been furnished with originals of award agreements evidencing and setting the terms of your awards under the Plans. For copies of any of these documents you may contact the Corporate Secretary as set forth below under the caption “Additional Information.”

Additional Terms and Conditions that Apply to Certain Countries. Your Award agreement may contain an addendum with additional country-specific terms that apply to residents in countries outside of the United States. The addendum also includes information of which residents in countries outside of the United States should be aware with respect to your participation in the Plans. The information is based on the securities, exchange control and other laws in effect in the respective countries as of the date indicated in the Award agreement. Such laws are often complex and change frequently, and certain individual exchange control reporting requirements may apply upon vesting of the Awards and/or sale of Shares. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Registration Statement Relating to Equity Awards Previously Granted to Former Employees. On February 5, 2020, we filed a registration statement on Form S-3, to which this prospectus is appended, with the SEC registering the offer and sale of up to 17,037,183 Shares under the 2017 Plan and the 2014 Plan and 700,301 CVRs issuable to former employees and former directors (collectively, “Former Employees”) of Celgene, who were granted certain stock options, restricted stock units and performance stock units prior to the effective time of the Celgene Merger. The numbers of shares of common stock and CVRs registered under such registration statement will be subject to adjustment in the event of future stock splits or other specified corporate events.

Neither the Shares offered under the Plans nor the CVRs have been approved or disapproved by the SEC or by any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Additional Information. Certain documents filed by the Company with the SEC under the Exchange Act before the filing of the registration statement referred to above (the “Registration Statement”), as well as periodic reports (including Form 10-Qs), current reports on Form 8-K, and proxy statements filed after the end of the fiscal year preceding the date of filing of such Registration Statement, are incorporated by reference into the Registration Statement. These include our Annual Report on Form 10-K for the year ended December 31, 2018, as well as the descriptions of the Company’s capital stock and the CVRs (which relate to certain awards under the 2017 Plan and 2014 Plan), which are contained in the Company’s Registration Statement on Form S-3 (filed with the Commission on February 5, 2020), including any amendments or supplements to such descriptions. The Registration Statement and these other filed documents are also incorporated by reference into this document and form part of the prospectus for the Plans. These documents may be viewed on the internet at http://www.sec.gov/edgar/searchedgar/companysearch.html (search for “Bristol Myers” or for CIK number 0000014272) or on www.bms.com.

The Company may from time to time update this document to reflect material changes relating to the Plans and awards and terms of participation thereunder. Such updated information will be delivered to participants through the Fidelity website at http://www.netbenefits.com/bms under the Plan Information tab and by other means. It should be read in conjunction with this document and the other documents that form part of the prospectus for the Plans, except you should disregard statements in this document and the other documents that have been modified or superseded by statements in a later memorandum or document forming part of the Plans’ prospectus.

The Company will provide without charge to each participant under the Plans, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (except that exhibits to such documents will not be provided without charge unless such exhibits are specifically incorporated by reference into such documents), a copy of any or all other documents constituting part of the Plans’ prospectus previously delivered to participants, and a copy of any or all other documents required to be delivered to participants by SEC rules. We generally will deliver documents by electronic means, although we will accommodate reasonable requests for alternative means of delivery. Requests for documents and for additional information about the Plans and their administrators should be directed to:

Bristol-Myers Squibb Company
430 E. 29 Street, 14th
Floor New York, New York 10016
Attention: Corporate Secretary
(212) 546-3309

Participants in the Plans have previously been furnished with the Company’s latest Annual Report, through the Company’s Internet site (www.bms.com) and by other means. Future Annual Reports and other reports, proxy statements, and other communications distributed to its stockholders will be available to persons eligible to participate in the Plans through our Internet site, and we will deliver these documents by other means if necessary to ensure that persons eligible to participate or participating in the Plans receive them, generally no later than the time such material is sent to stockholders.

EXHIBIT A

Bristol-Myers Squibb Company
2017 Stock Incentive Plan
Prospectus/Plan Summary

A-A-1

INFORMATION REGARDING THE PLAN

General

This Prospectus/Plan Summary provides important information for former employees and former non-employee directors of Celgene Corporation (“Celgene”) who held outstanding incentive equity awards in Celgene that were assumed at the time of the Merger (as defined below), pursuant to which, such individuals became participants in the Bristol-Myers Squibb Company 2017 Stock Incentive Plan (Amended and Restated as of November 20, 2019) (the “Plan”), formerly known as the Celgene Corporation 2017 Stock Incentive Plan (and, prior to April 19, 2017, as the 2008 Stock Incentive Plan, and, prior to April 16, 2008, as the 1998 Stock Incentive Plan, and, prior to April 23, 2003, as the 1998 Long-Term Incentive Plan). In addition to reviewing this document, participants in the Plan should review the information in the Prospectus dated February 5, 2020 (to which this Prospectus/Plan Summary is an Exhibit).

In addition to this Prospectus/Plan Summary, we provide to participants other important information about the Plan and about the Company, all of which may be found on the Fidelity website at http://www.netbenefits.com/bms under the Plan Information tab. In addition, a copy of the Plan is available on the Fidelity website. Finally, be sure to carefully review your option and award agreements so that you understand your vesting dates, expiration dates (for options), forfeitures upon termination, post-termination exercise periods, if any (for options), and other limitations on your options and awards.

On January 2, 2019, Bristol-Myers Squibb Company, a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Celgene, and Burgandy Merger Sub, Inc., a Delaware corporation (“Merger Sub”) wholly-owned by the Company. On November 20, 2019, Merger Sub merged with and into Celgene (the “Merger”), in accordance with the Merger Agreement, and Celgene became a wholly owned subsidiary of the Company.

Upon consummation of the Merger, the Company assumed the Celgene Corporation 2017 Stock Incentive Plan (the “Predecessor Plan”) and renamed the plan the “Bristol-Myers Squibb Company 2017 Stock Incentive Plan.” At that time, certain outstanding equity awards under the Predecessor Plan, including stock options, restricted stock units, and other awards, were assumed by the Company and converted into awards relating to Company common stock and, for some awards, Contingent Value Rights (“CVRs”), and the shares remaining available under the Predecessor Plan for future equity awards were converted to shares of Company stock.

The purpose of the Plan is to enhance the profitability and value of the Company and certain related entities (defined in the Plan as “Affiliates”) for the benefit of the Company’s stockholders by enabling the Company to offer selected management and other employees of the Company and its Affiliates and non-employee directors of the Company stock-based incentives and other equity interests in the Company. The Plan is intended to create a means to raise the level of stock ownership by employees and directors in order to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and the Company’s stockholders.

The Plan is administered by the Compensation and Management Development Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”). The Company’s Board of Directors may perform any function of the Committee, subject to applicable requirements of New York Stock Exchange rules. For further information, see the section entitled “Administration.”

The aggregate number of shares of Common Stock that may be issued or used for reference purposes under the Plan or with respect to which all awards may be granted will not exceed 146,878,053 shares, subject to possible adjustment to reflect certain transactions as described in Question 19. Any shares of Common Stock that are subject to awards of Restricted Stock or Other Stock-Based Awards or Performance-Based Awards denominated in shares of Common Stock granted on or after June 17, 2015 will be counted against the aggregate share reserve as 2.15 shares of Common Stock for every share granted. If any Stock Option or SAR granted under the Plan expires, terminates or is canceled for any reason without having been exercised in full, the number of shares of Common Stock underlying any unexercised Stock Option or SAR will again be available for the purposes of awards under the Plan. If a share of Restricted Stock or an Other Stock-Based Award or a Performance-Based Award denominated in shares of Common Stock granted under the Plan is forfeited for any reason on or after June 17, 2015, 2.15 shares of Common Stock will again be available for the purposes of awards under the Plan. If a tandem SAR or a limited SAR is granted in tandem with a Stock Option, such grant will only apply once against the maximum number of shares of Common Stock that may be issued under the Plan. The number of shares of Common Stock available for the purpose of awards under the Plan will be reduced by (i) the total number of Stock Options or SARs exercised,

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regardless of whether any of the shares of Common Stock underlying such awards are not actually issued to a participant as a result of net settlement and (ii) any shares of Common Stock used to pay any exercise price or tax withholding obligation with respect to any Stock Option or SAR. Shares of Common Stock repurchased by the Company on the open market with the proceeds of a Stock Option exercise price will not be added to the aggregate share reserve.

The maximum number of shares of Common Stock subject to any award of Stock Options, SARs, Other Stock-Based Awards or Performance-Based Awards denominated in Common Stock that may be granted under the Plan during any fiscal year of the Company to each employee is 5,610,000 shares (this being the adjusted number upon the assumption of the Plan by the Company at the effective time of the Merger) per type of award. If the applicable performance period is less than three consecutive fiscal years, the maximum number of shares of Common Stock subject to an Other Stock-Based Award or a Performance-Based Award will be determined by multiplying 5,610,000 by a fraction, the numerator of which is the number of days in the performance period and the denominator of which is 1,095. If a tandem SAR or limited SAR is granted in tandem with a Stock Option, the grant will apply against the employee’s individual share limitations for both SARs and Stock Options. There are no annual individual employee share limitations on Restricted Stock or Other Stock-Based Awards that are not intended to comply with the requirements of Section 162(m) of the Code. The maximum payment under any Performance-Based Award denominated in dollars to each individual employee for any performance period will be $15,000,000, but if the performance period is less than three consecutive fiscal years, the maximum value at grant will be determined by multiplying $15,000,000 by a fraction, the numerator of which is the number of days in the performance period and the denominator of which is 1,095. The share limitations set forth above are subject to possible adjustment to reflect certain corporate transactions (see Question 19).

The Plan is not (and is not intended to be) qualified under Section 401(a) of the Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Participants will be required to pay all taxes resulting from their participation in the Plan, including as a result of exercising a Stock Option or vesting of Other Stock-Based Awards or settlement of any such awards, or purchasing, selling or otherwise disposing of shares of Common Stock, or receiving any dividends or dividend equivalents thereon. For information with respect to the United States federal income tax consequences of participating in the Plan, see Section V of the Company’s Prospectus dated February 5, 2020 (to which this Prospectus/Plan Summary is an Exhibit), entitled “Federal Income Tax Consequences of Equity Awards.”

The Company does not intend to send reports on a regular basis to participants as to the amount and status of their accounts.

The questions and answers that follow provide certain additional information about the Plan. They represent summaries of certain aspects of the Plan only. In the case of any inconsistency between this summary and the Plan document, the terms of the official Plan document will govern. Participants in the Plan are urged to read the full text of the Plan, which may be obtained as described in Section VII of the Company’s Prospectus dated February 5, 2020 (to which this Prospectus/Plan Summary is an Exhibit), entitled “Other Plan Information” (under the subsection entitled “Additional Information”).

Information for Employees Holding Awards Granted Before the Merger

At the effective time of the Merger, which constituted a Change in Control for purposes of the Plan, outstanding incentive equity awards with respect to shares of common stock of Celgene granted under the Predecessor Plan were converted into awards under the Plan as follows (Note: Definitions of capitalized terms used below and not defined above appear at the end of this Section):

If an option was a “Celgene In-the-Money Option” as of the effective time of the Merger, it was assumed by the Company and converted into (a) an option to purchase, on the same terms and conditions as applied to the option immediately prior to the effective time of the Merger, shares of common stock of the Company, except that the number of shares of common stock of the Company subject to such option is equal the product of (i) the number of shares of Celgene common stock that were subject to such option immediately prior to the effective time of the Merger, multiplied by (ii) the Equity Award Exchange Ratio (rounded down to the nearest number of whole shares of common stock of the Company) with a per-share exercise price equal to the quotient of (x) the exercise price per share of Celgene common stock at which such Celgene option was exercisable, divided by (y) the Equity Award Exchange Ratio (rounded up to the nearest whole cent), and (b) the right to receive (i), if such option was vested prior

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to the effective time of the Merger, one CVR for each share of Celgene common stock underlying such option or (ii), if such option was not vested immediately prior to the completion of the Merger, immediately upon, and subject to, the vesting of the option, the Unvested Equity Award CVR Consideration.

If an option was a “Celgene Out-of-the Money Option” as of the effective time of the Merger, it was assumed by the Company and converted into an option to purchase, on the same terms and conditions as applied to the option immediately prior to the effective time of the Merger, shares of common stock of the Company, except that the number of shares of common stock of the Company subject to such option is equal to the product of (i) the number of shares of Celgene common stock that were subject to such option immediately prior to the effective time of the merger, multiplied by (ii) the Out-of-the-Money Option Exchange Ratio (rounded down to the nearest number of whole shares of common stock of the Company), with a per-share exercise price equal to the quotient of (A) the exercise price per share of Celgene common stock at which such Celgene option was exercisable, divided by (B) the Out-of-the-Money Option Exchange Ratio (rounded up to the nearest whole cent).

At the effective time of the Merger, each Celgene RSU was assumed by the Company and converted into (i) an RSU that settles in a number of shares of common stock of the Company equal to the number of shares of Celgene common stock underlying the RSU immediately prior to the effective time of the Merger multiplied by the Equity Award Exchange Ratio (rounded up to the nearest whole number of shares) and (ii) the right to receive, subject to the vesting of the RSU, the Unvested Equity Award CVR Consideration. Each RSU continued to have the same terms and conditions as applied to the corresponding Celgene RSU immediately prior to the effective time of the Merger.

At the effective time of the Merger, each Celgene performance unit (“Celgene PSU”) was assumed by the Company and converted into (i) a performance unit that settles in a number of shares of common stock of the Company (a “PSU”) equal to the product of the number of shares of Celgene common stock underlying the performance unit immediately prior to the effective time of the Merger (determined by deeming the applicable performance goals to be achieved at the greater of the target level and the actual level of achievement through the end of the calendar quarter immediately preceding the Merger effective time) multiplied by the Equity Award Exchange Ratio (rounded up to the nearest whole number of shares), and (ii) the right to receive, subject to the vesting of the performance unit, the Unvested Equity Award CVR Consideration. Each PSU continued to have the same terms and conditions as applied to the corresponding Celgene PSU (other than performance-based vesting conditions) immediately prior to the effective time of the merger.

Pursuant to the terms of the Merger Agreement, if you experienced a Qualifying Termination (as defined below), any Celgene Stock Options granted before the Merger that you held at the effective time of the Merger and that were vested prior to or upon your Qualifying Termination, will remain exercisable following your Qualifying Termination until the earlier to occur of (a) the expiration of the Stock Option’s ten-year term and (b) the first anniversary of your Qualifying Termination (or, if you are retirement eligible, the third anniversary of your Qualifying Termination). “Qualifying Termination” means: (i) a termination due to your death or disability (within the meaning of the Company’s long-term disability plan), (ii) a CIC Termination (as defined in the Executive Severance Plan) if you are a participant in the Executive Severance Plan, (iii) a Specified Termination (as defined in the U.S. Severance Plan) if you are a participant in the U.S. Severance Plan, or (iv) an involuntary termination without “cause” at any time during the two year period commencing on a “change in control” (each as defined in the Plan) if you are a participant who is not eligible for the Executive Severance Plan or the U.S. Severance Plan.

Except as described above with respect to Celgene Stock Options, upon the termination of your employment, your incentive equity awards that were outstanding at the effective time of the Merger and were converted into Company equity awards in connection with the Merger will continue to be treated as provided in any severance plan in which you participate, the predecessor plan and award agreement governing such award, and any other agreement between you and the Company (or Celgene) governing such awards.

For purposes of this Prospectus/Plan Summary:

“BB2121 Milestone” means the first approval by the FDA or any successor agency of a biologic license application that grants Celgene, the Company or any of their respective affiliates (or their respective successors and assigns) the right to commercially manufacture, market and sell BB2121 (a chimeric antigen receptor T cell therapy targeting B-cell maturation antigen) in the United States in accordance with applicable law for the treatment of relapsed/refractory multiple myeloma in humans.

“BMS Stock Price” means $58.4167.

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“Celgene In-the-Money Option” means a compensatory option to purchase shares of Celgene common stock under the Predecessor Plan for which the per share exercise price as of immediately prior to the Effective Time is less than the Celgene Stock Price.

“Celgene Out-of-the-Money Option” means a compensatory option to purchase shares of Celgene common stock under any Celgene Stock Plan for which per share exercise price as of immediately prior to the Effective Time equals or exceeds the Celgene Stock Price.

“Celgene Stock Option” means each Celgene In-the-Money Option and each Celgene Out-of-the-Money Option.

“Celgene Stock Price” means $109.4009.

“CVR” means a Contingent Value Right, which would entitle a holder to receive a “milestone payment” of $9.00 per CVR if the CVR milestone is achieved. CVR milestone means the satisfaction of all (but not less than all) of the following: (i) the BB2121 Milestone has occurred on or prior to March 31, 2021; (ii) the JCAR017 Milestone has occurred on or prior to December 31, 2020; and (iii) the Ozanimod Milestone has occurred on or prior to December 31, 2020.

“CVR Agreement” means the Contingent Value Rights Agreement, dated November 20, 2019, among the Company and Equiniti Trust Company, as trustee, in favor of each person who from time to time holds one or more CVRs.

“Equity Award Exchange Ratio” means 1.86.

“FDA” means the United States Food and Drug Administration or any successor agency.

“JCAR017 Milestone” means the first approval by the FDA of a biologic license application that grants Celgene, the Company or any of their respective affiliates (or their respective successors and assigns) the right to commercially manufacture, market and sell JCAR017 (a CAR T cell therapy targeting CD-19) in the United States in accordance with applicable law for the treatment of any relapsed-refractory diffuse large B cell lymphoma in humans.

“Out-of-the-Money Option Exchange Ratio” means 1.87.

“Ozanimod Milestone” means the first approval by the FDA of a new drug application that grants Celgene, the Company or any of their respective affiliates (or their respective successors and assigns) the right to commercially manufacture, market and sell Ozanimod (a small molecule sphingosine 1-phosphate receptor modulator, which binds to sphingosine 1-phosphate receptors 1 and 5) in the United States in accordance with applicable Law for the treatment of relapsing multiple sclerosis in humans.

“Unvested Equity Award CVR Consideration” means, if the vesting date of the unvested Celgene In-the-Money Option, Celgene RSU, the Celgene PSU or the Celgene Restricted Stock award, as applicable, occurs (i) prior to the milestone payment record date and the termination date under the CVR Agreement, one CVR in respect of each share of Celgene common stock underlying such Celgene In-the-Money Option, Celgene RSU, Celgene PSU, or Celgene Restricted Stock award, as applicable, immediately prior to the Effective Time, (ii) on or after the milestone payment record date under the CVR Agreement, a cash payment equal to the milestone payment under the CVR Agreement in respect of each share of Celgene common stock underlying such In-the-Money Option, Celgene RSU, Celgene PSU or Celgene Restricted Stock award, as applicable, immediately prior to the Effective Time, or (iii) on or after the termination date under the CVR Agreement and the CVR milestone under the CVR Agreement was not achieved prior to such termination date, no additional consideration.

Eligibility

1.	Who is eligible to receive awards under the Plan?

Certain management and other employees of the Company and its Affiliates are eligible to receive Non-Qualified Stock Options, SARs, Restricted Stock, Other Stock-Based Awards including RSUs, and Performance-Based Awards. However, no individual who was employed by the Company or its then subsidiaries immediately before the consummation of the Merger shall be eligible to receive any award under the Plan.

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All awards are determined by the Compensation Committee in its sole and absolute discretion, including the designation of the participants to whom awards will be made, the times at which awards will be granted and the number of shares to be granted. As of the effective time of the Merger, non-employee directors are not eligible to receive awards under the Plan, although non-employee directors of Celgene were eligible to receive awards under the Predecessor Plan.

2.	How is the Fair Market Value of the Common Stock determined for Plan purposes?

Generally, the “Fair Market Value” of the Common Stock as of any date is, for purposes of the Plan (unless otherwise required by the Code), the last sales price for the Common Stock as reported by the principal national securities exchange on which it is then traded. Currently, the Common Stock is traded on the New York Stock Exchange under the symbol “BMY”.

Awards for Held by Former Employees

Stock Options

3.	What is a Stock Option?

A Stock Option is a right, granted pursuant to the Plan, to purchase a specific number of shares of Common Stock under set terms and at a set price. The actual purchase of shares pursuant to a Stock Option is called the “exercise” of that Stock Option. As previously discussed, Stock Options granted after the effective time of the Merger must be Non-Qualified Stock Options.

4.	What is the exercise price for shares subject to a Stock Option?

The exercise price per share of Common Stock covered by each Stock Option (as adjusted) was required to be not less than 100% of the fair market value of the share of Celgene common stock on the date the Stock Option was granted (the “Grant Date”). The exercise price was initially specified in your Stock Option agreement.

In general, the exercise price (as adjusted) under each Stock Option will remain constant during the life of the Stock Option, regardless of changes in the market value of the Common Stock. The exercise price, however, was adjusted at the time of the Merger and is subject to adjustment in the event of certain changes to the Common Stock as discussed below (Question 19). These adjustments are designed primarily to preserve the benefit of the Stock Option to you by avoiding any dilution or enlargement of your rights.

5.	What is the term of my Stock Options?

The term of your Stock Option is specified in the Stock Option agreement. No Stock Option is exercisable more than ten years after the Grant Date. Your Stock Option may have terminated at a specified time after your employment terminated, earlier than the specified expiration date. You are responsible for monitoring the termination and expiration dates of your Stock Options; the Company is under no duty to give notice of an impending termination or expiration date.

6.	When can I exercise my Stock Options?

Stock Options are exercisable at the time or times and subject to such terms and conditions as set forth in your Stock Option agreement. Stock Options may not be exercised after the expiration of their term (see Question 6).

In addition, certain Stock Option agreements under the Plan may permit individuals to exercise their Stock Options prior to vesting (referred to as an “early exercise”) and receive stock subject to a repurchase right in favor of the Company (i.e., Restricted Stock), which right lapses in accordance with the original vesting schedule of the underlying Stock Option.

7.	How do I pay for the shares when I exercise the Stock Option?

You have several alternatives for paying the exercise price of Stock Options. You usually must also pay the withholding taxes at the time of exercise. These alternatives may change from time to time, or be limited by the Committee. Generally, you may pay (i) in cash, meaning by certified or bank check, or (ii) through a broker-assisted cashless exercise, in which your broker sells shares to cover the exercise price, taxes and transaction costs. No loans to pay the exercise price or withholding taxes relating to awards will be made to any participant under the Plan.

8.	Does my Stock Option contain a reload feature?

No. Stock Options are not permitted to contain a reload feature.

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9.	What happens to my Stock Options if I die?

Subject to Question 18, if you die, the legal representative of your estate may (unless otherwise specified in your award agreement) exercise your Stock Options, to the extent exercisable at the time of death, at any time for a period of one year from the date of your death, but in no event beyond the expiration of the stated term of your Stock Options.

Other Stock-Based Awards

10.	What is an Other Stock-Based Award?

Other Stock- Based Awards include your RSUs and PSUs.

11.	What are the terms of the Other Stock-Based Awards?

The terms and conditions of Other Stock-Based Awards are as specified in your award agreement as modified by the Merger Agreement.

12.	Will I have the right to receive dividends with regard to my Other Stock-Based Awards?

You will not be entitled to receive, currently or on a deferred basis, dividends or dividend equivalents with respect to the number of shares of Common Stock covered by your Other Stock-Based Awards.

13.	When do my Other Stock-Based Awards become vested?

Any Other Stock-Based Award and any Common Stock covered by such an award will vest or be forfeited to the extent so provided in your award agreement, as modified by the Merger Agreement.

Change in Control

14.	What will happen to my Stock Options or Other Stock-Based Awards that are outstanding at the time of a Change in Control upon the occurrence of the Change in Control?

Unless otherwise provided in your award agreement, unvested awards that are outstanding at the time of a Change in Control will not vest upon the occurrence of a Change in Control and will be treated in accordance with one of the following methods (as applicable) as determined by the Compensation Committee in its sole discretion:

•	your award, whether or not then vested, will be continued, assumed, have new rights substituted therefor or be treated as described in Question 19 below, as determined by the Compensation Committee, and restrictions to which any award granted prior to the Change in Control are subject will not lapse upon a Change in Control and the award will, where appropriate in the Compensation Committee’s sole discretion, receive the same distribution as other Common Stock on such terms as determined by the Compensation Committee, but the Compensation Committee may decide to award or another award in lieu of any cash distribution;
•	the Compensation Committee may provide for the purchase of any awards by the Company or an Affiliate for an amount of cash equal to the excess of the highest price per share of Common Stock paid in any transaction related to a Change in Control (which price, in either case, will not exceed the fair market value of the Common Stock at the time of purchase as determined in accordance with Section 409A of the Code) (the “Change in Control Price”) of the shares of Common Stock covered by such awards, over the aggregate exercise price of such awards;
•	the Compensation Committee may provide for the cancellation of any Stock Option or Other Stock-Based Award that is based on the appreciation in value of a share of Common Stock in excess of an amount equal to at least the Fair Market Value of the Common Stock on the date such award was granted, without payment, if the Change in Control Price is less than the adjusted exercise price of such award; or
•	if your award is not continued, assumed or new rights are not substituted therefor, the Compensation Committee may provide for accelerated vesting or lapse of restrictions, of the award at any time.

As discussed above, the Merger constituted a Change in Control for purposes of the Plan.

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The events constituting a “Change in Control” are defined in the Plan. The definition of “Change in Control” conforms to the Company’s definition in its principal equity compensation plan, and differs in some respects from the definition in the Predecessor Plan (which continues to apply to Awards granted before the Merger and outstanding at the time of the Merger).

15.	When will a Change in Control occur for purposes of the Plan?

A Change in Control of the Company will occur, if at all, upon certain changes in the ownership structure of the Company or upon approved changes in the composition of the Board, as more fully described in the Plan document.

Transferability of Stock Options, Other Awards and Acquired Shares

16.	What restrictions on transferability apply to my awards under the Plan and shares I receive pursuant to those awards?

Awards of Stock Options and Other Stock-Based Awards that you receive under the Plan are non-transferable and are exercisable only by you, except as provided below. In the case of your death such awards are transferable by will or by the laws of descent and distribution. Upon any attempt to transfer any Stock Option, or in the event of any levy upon any Stock Option by reason of any execution, attachment or similar process contrary to the provisions of the Plan, such Stock Option will immediately terminate and become null and void. Notwithstanding the foregoing, the Compensation Committee may determine that a Non-Qualified Stock Option that is otherwise not transferable is transferable to certain “family members” in whole or part and in such circumstances, and under such conditions, as specified by the Compensation Committee. If a Non-Qualified Stock Option is transferable, it is anticipated that the Stock Option may be transferred solely to your immediate family members or trusts, partnerships or other family entities.

While the grants of awards under the Plan to former officers and directors of Celgene who were subject to Section 16(b) of the Exchange Act were intended to be exempt from the short swing profit recovery provisions of the Exchange Act, the Securities and Exchange Commission (“SEC”) rules in this area are complex, and you should consult with legal counsel prior to any Stock Option exercise or sale or your purchase of Common Stock on the market.

Directors and officers who may be deemed to be “affiliates” of the Company may resell shares of Common Stock acquired under the Plan only subject to certain restrictions imposed by the Securities Act of 1933, as amended (the “Securities Act”) and, in certain circumstances, certain restrictions imposed by Rule 144 promulgated thereunder (see “Restrictions on Resale of Common Stock”). Any former director or officer acquiring shares under the Plan should consult with legal counsel prior to selling any such shares.

Further information on restrictions on resales of shares is provided in Section III of the Company’s Prospectus dated February 5, 2020 (to which this Prospectus/Plan Summary is an Exhibit), entitled “Restrictions on Resales of Shares.”

17.	What if there are other restrictions on my awards in my agreement with the Company?

This Prospectus is only a brief description of all the terms and conditions of the types of awards that the Compensation Committee may grant under the Plan. Of course, the specific terms and conditions for your awards are as set forth in your award agreement (as modified by the Merger Agreement), and, therefore, the terms and conditions of such agreement (as well as the actual terms of the Plan) will govern your awards.

18.	May the Compensation Committee change the terms of an award after a grant is made?

In certain circumstances, the Compensation Committee may change the terms of an award that was previously granted. For instance, Stock Options may be exercisable within certain time periods specified by the Plan, unless otherwise specified in your award agreement (as modified by the Merger Agreement), or, if your rights (or the rights of your estate, in the event of your death or the rights of your legal representative, in the event of your disability) are not reduced, after the date of grant. Other Stock-Based Awards will vest or be forfeited in accordance with the terms and conditions established in your award agreement (as modified by the Merger Agreement) or thereafter.

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19.	What happens to my Stock Options or other awards if there is a stock split or other similar adjustment affecting the Common Stock?

In the event of any change in the capital structure or business of the Company or any similar change affecting the Common Stock such that an adjustment is appropriate in order to prevent substantial dilution or enlargement of the rights of participants under the Plan, then the Compensation Committee will make such equitable changes or adjustments as it deems necessary or appropriate to any or all of: (i) the aggregate number and kind of shares of Common Stock which may thereafter be issued in connection with awards to participants, and (ii) the number and kind of shares of Common Stock or other property (including cash) to be issued upon the exercise of an outstanding Stock Option or other awards granted under the Plan and the purchase price or exercise price thereof. Fractional shares of Common Stock resulting from any adjustment to Stock Options or other awards will be aggregated until, and eliminated at, the time of exercise by rounding-down for fractions below one-half and rounding up for fractions equal to or greater than one-half. No fractional shares of Common Stock will be issued under the Plan, and there will be no cash settlements with respect to fractional shares eliminated by rounding. The Compensation Committee’s good faith adjustment will be effective and binding for all purposes of the Plan.

20.	Will the Company notify me prior to the expiration of a Stock Option or other award under the Plan?

No. The Company has no obligation to notify you or your representative of the impending expiration of the term of a Stock Option or any other award under the Plan. Likewise, if your Stock Option or other award will terminate earlier than its stated expiration date (for example, at or after your termination of employment), the Company has no obligation to notify you or your representative of that award termination date.

21.	Does my participation in the Plan give me any rights as a stockholder?

You will not have any rights as a Company stockholder in respect of any shares covered by a Stock Option, or be entitled to any dividends or other distributions thereon, until you exercise and receive the Common Stock. Your rights as a stockholder with regard to Other Stock-Based Awards are described in Question 12.

22.	Will taxes be withheld from my award?

The Company has the right to deduct from any payment to be made to you or any other person, or to otherwise require you or any other person entitled to receive shares of Common Stock or cash under the Plan to pay to the Company the amount of any taxes which the Company may be required to withhold before delivery to you or such other person of cash or a certificate or certificates representing shares of Common Stock.

The Compensation Committee may in its sole discretion permit you to satisfy such statutorily required tax withholding obligation by electing to reduce the number of shares of Common Stock otherwise deliverable to you under the Plan or by delivering shares of Common Stock already owned. Unless the Compensation Committee provides otherwise, any fraction of a share of Common Stock required to satisfy such tax withholding must be paid in cash.

Administration

23.	Who administers the Plan?

The Compensation Committee (or such other committee or sub-committee appointed from time to time by the Board) administers and interprets the terms of the Plan. The composition and governance of the Compensation Committee is specified in the Committee’s Charter, as approved by the Board of Directors. The functions of the Compensation Committee may be exercised by the Board. If for any reason the Compensation Committee does not satisfy the requirements of Rule 16b-3 or applicable stock exchange or listing rule, the validity of any awards, grants, interpretations or other actions of the Compensation Committee will not be affected.

The Compensation Committee has the authority to administer the Plan in accordance with its terms and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan. The Compensation Committee has the authority to adopt, alter or repeal administrative rules, guidelines and practices governing the Plan. Subject to the terms of the Plan, the Compensation Committee has the full authority to make grants under the Plan, to determine the persons to whom and the time or times at which awards will be granted and all terms and conditions relating to any award, unless otherwise specified in the Plan. The Compensation Committee, in its capacity as plan administrator, will act as manager of the Plan and not as trustee.

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Further information regarding the Plan is provided in the Company’s Prospectus dated February 5, 2020 (to which this Prospectus/Plan Summary is an Exhibit). Section VII of that Prospectus, entitled “Other Plan Information,” explains how you can contact the Company and obtain more information.

All decisions, determinations and interpretations of the Compensation Committee shall be final, binding and conclusive on all persons, including the Company, its Affiliates the participants (or persons claiming any rights under the Plan from or through any participant) and the stockholders.

24.	Can the Plan be amended or terminated without my consent?

The Board may, at any time, amend, in whole or in part, any or all of the provisions of the Plan (including any amendment deemed necessary to ensure that the Company may comply with any regulatory requirement), or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by law or specifically provided in the Plan, your rights with respect to awards granted prior to such amendment, suspension or termination, may not be impaired without your consent and, provided further, without the approval of the stockholders of the Company in accordance with the laws of the State of Delaware and the exchange or system on which the Company’s securities are then listed or traded, to the extent required by the applicable provisions of Rule 16b-3, or, to the extent applicable to Incentive Stock Options, Section 422 of the Code, no amendment may be made which would: (i) increase the aggregate number of shares of Common Stock that may be issued under the Plan; (ii) increase the maximum individual limitations for a fiscal year; (iii) change the classification of employees eligible to receive awards under the Plan; (iv) decrease the minimum option price of any Stock Option; (v) extend the maximum option period; (vi) require stockholder approval in order for the Plan to continue to comply with the applicable provisions of Rule 16b-3 or, to the extent applicable to Incentive Stock Options, Section 422 of the Code; or (vii) materially alter the performance criteria applicable to Performance-Based Awards under the Plan. In no event may the Plan be amended without the approval of the stockholders of the Company in accordance with the applicable laws or other requirements to increase the aggregate number of shares of Common Stock that may be issued under the Plan, other than adjustments of substitutions as described in Question 19, decrease the minimum option price of any Stock Option, or to make any other amendment that would require stockholder approval under the rules of any exchange or system on which the Company’s securities are listed or traded at the request of the Company. In addition, without such approval of stockholders of the Company, the Plan and outstanding Stock Options will not be amended or replaced in a transaction that constitutes a “repricing,” as defined in the Plan.

The Compensation Committee may amend the terms of any award theretofore granted, prospectively or retroactively, but, subject to the terms of the Plan, no such amendment or other action by the Compensation Committee may impair your rights without the your consent.

25.	What are the United States Federal Income Tax Consequences of my equity awards under the Plan?

The United States Federal income tax consequences relating to equity awards granted under the Plan are explained in Section V of the Company’s Prospectus dated February 5, 2020 (to which this Prospectus/Plan Summary is an Exhibit), entitled “Federal Income Tax Consequences of Equity Awards.”

EFFECTIVE DATE OF PLAN

The Plan originally became effective as of May 4, 1998, was subsequently amended and restated as of April 23, 2003, April 16, 2008, June 17, 2009, April 17, 2013, April 15, 2015, April 13, 2016, April 19, 2017 and was subsequently amended and restated as of November 20, 2019.

TERM OF PLAN

No award will be granted under the Plan on or after April 18, 2027, but awards granted prior to such date may extend beyond that date.

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EXHIBIT B

Bristol-Myers Squibb Company
2014 Equity Incentive Plan
Prospectus/Plan Summary

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INTRODUCTION

This Prospectus/Plan Summary provides important information for former employees and former non-employee directors of Celgene Corporation (“Celgene”) who held outstanding incentive equity awards in Celgene that were assumed at the time of the Merger (as defined below), pursuant to which, such individuals became participants in the Bristol-Myers Squibb Company 2014 Equity Incentive Plan (Amended and Restated as of November 20, 2019) (the “Plan”), formerly known as the Celgene Corporation 2014 Equity Incentive Plan (and, prior to March 6, 2018, as the Juno Therapeutics, Inc. 2014 Equity Incentive Plan). In addition to reviewing this document, participants in the Plan should review the information in the Prospectus dated February 5, 2020 (to which this Prospectus/Plan Summary is an Exhibit).

In addition to this Prospectus/Plan Summary, we provide to participants other important information about the Plan and about the Company, all of which may be found on the Fidelity website at http://www.netbenefits.com/bms under the Plan Information tab. In addition, a copy of the Plan is available on the Fidelity website. Finally, be sure to carefully review your option and award agreements so that you understand your vesting dates, expiration dates (for options), forfeitures upon termination, post-termination exercise periods, if any (for options), and other limitations on your options and awards.

On January 2, 2019, Bristol-Myers Squibb Company, a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Celgene Corporation, a Delaware corporation (“Celgene”), and Burgandy Merger Sub, Inc., a Delaware corporation (“Merger Sub”) wholly-owned by the Company. On November 20, 2019, Merger Sub merged with and into Celgene (the “Merger”) in accordance with the Merger Agreement, and Celgene became a wholly owned subsidiary of the Company.

Upon consummation of the Merger, the Company assumed the Celgene Corporation 2014 Equity Incentive Plan (the “Predecessor Plan”) and renamed the plan the “Bristol-Myers Squibb 2014 Equity Incentive Plan.” At that time, certain outstanding equity awards under the Predecessor Plan, including stock options, restricted stock units, and other awards, were assumed by the Company and converted into awards relating to Company common stock and, for some awards, Contingent Value Rights (“CVRs”), and the shares remaining available under the Predecessor Plan for future equity awards were converted to shares of Company stock.

The Predecessor Plan originally was an equity compensation plan of Juno Therapeutics, Inc. (“Juno”). Juno was acquired by Celgene in a merger completed March 6, 2018, at which time Celgene assumed the Predecessor Plan and converted outstanding equity awards to be equity awards relating to Celgene common stock.

The questions and answers that follow give a summary of the main features of the Plan. They represent summaries of certain aspects of the Plan only. In the case of any inconsistency between this summary and the Plan document, the terms of the official Plan document will govern. Participants in the Plan are urged to read the full text of the Plan, which may be obtained as described in Section VII of the Company’s Prospectus dated February 5, 2020 (to which this Prospectus/Plan Summary is an Exhibit), entitled “Other Plan Information” (under the subsection entitled “Additional Information”). Bristol-Myers Squibb Company is referred to in this prospectus as the “Company,” “we,” “us” and “our.”

1.	What is the Plan?

The Plan permits the Company to issue shares of common stock, par value $.10 per share (“Shares”), to former employees and non-employee directors of Celgene with respect to incentive equity awards in Celgene that were assumed and converted into incentive equity awards in the Company (“Awards”), including non-qualified stock options, incentive stock options, and restricted stock units (“RSUs”) that were subject to time-vesting only or that were initially subject to performance-based vesting but were assumed and converted at the time of the Merger into, among other consideration, restricted stock units in the Company that are subject solely to time-based vesting.

The Administrator (as defined below) of the Plan decides which type of Award will be granted to each individual, and different individuals may receive different types of Awards. An individual who receives one or more Awards is referred to in this prospectus as a “Participant.”

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2.	What are the purposes of the Plan?

The purposes of this Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to certain eligible employees and consultants of the Company and certain employees and consultants of any parent or subsidiary of the Company and to promote the success of our business.

3.	How many Shares are available under the Plan?

Subject to adjustment upon certain changes in the Company’s capitalization, the maximum aggregate number of Shares that may be issued under the Plan is 20,126,907 Shares (this being the adjusted number upon the assumption of the Plan by the Company at the effective time of the Merger). The Shares may be authorized, but unissued, or reacquired common stock.

If an Award expires, becomes unexercisable without having been exercised in full, is surrendered in exchange for another Award (to the extent permitted hereunder), or, with respect to restricted stock units is forfeited to or repurchased by the Company due to the failure to vest, the unpurchased Shares (or for Awards other than options or stock appreciation rights, the forfeited or repurchased Shares) subject to the Award will become available for future grant or sale under the Plan (unless the Plan has terminated). Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under the Plan. To the extent an Award is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan.

If we declare a stock dividend or otherwise engage in a distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other Company securities, or other similar change in our capital structure, the Administrator, in order to prevent dilution or enlargement of benefits or potential benefits intended to be made under the Plan, shall adjust the following:

•	the number and class of Shares that may be delivered under the Plan and/or
•	the number, class, and price of Shares covered by each outstanding Award, and
•	the numerical Share limits in the Plan.
4.	What should I know about this prospectus?

This prospectus describes the main features of the Plan as of February 5, 2020. However, this prospectus does not contain all of the terms and conditions of the official Plan document or your award agreement, as amended by the Merger Agreement (the “Award Agreement”). If there is any difference between the terms and conditions of the Plan as described in this prospectus and the provisions of the Plan document or your award agreement, the Plan document and award agreement will govern.

ADMINISTRATION AND ELIGIBILITY

5.	Who administers the Plan?

The Compensation and Management Development Committee of the Board of Directors of the Company, the composition and governance of which is established in the Committee’s Charter as approved from time to time by the Board and subject to other corporate governance documents of the Company (the “Administrator”), administers the Plan.

The Administrator has all powers and discretion necessary or appropriate to administer the Plan and to control its operation, subject to the specific duties delegated by the Board to committees. The Administrator’s powers include the power to determine the fair market value of the Company’s common stock; to select the employees or consultants to whom Awards may be granted; to approve any form of Award Agreement for use under the Plan; and to modify or amend any Award, subject to the restrictions of the Plan. The Administrator may determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award, including the number of Shares to be covered, the exercise price, the time or times for exercising, any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award. The Administrator may authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator. The Administrator may adopt any procedures and establish sub-plans for the purpose of satisfying applicable foreign laws

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or qualifying for favorable tax treatment under applicable foreign laws. The Administrator may allow a Participant to defer receipt of payment of cash or delivery of Shares that otherwise would be due to such Participant under an Award pursuant to procedures that the Administrator determines. The Administrator may make all determinations necessary for administering the Plan and construe and interpret the terms of the Plan and Awards granted under it. The Administrator’s decisions are final and binding on all Participants and any other persons holding Awards.

6.	Can the Plan be amended or terminated?

The Administrator may at any time amend, alter, suspend, or terminate the Plan. Unless terminated sooner by the Administrator, the Plan will terminate automatically in 2024. To the extent necessary and desirable to comply with applicable laws, we will obtain stockholder approval of any Plan amendment. No amendment, alteration, suspension, or termination of the Plan may materially impair the rights of any Participant under an outstanding Award, unless mutually agreed between the Participant and the Administrator.

7.	Who is eligible to participate in the Plan?

Any type of Award other than incentive stock options may be granted to employees and consultants of the Company, and employees and consultants of any parent or subsidiary of the Company, except that no person who was either (i) employed by or otherwise providing services to the Company or any of its subsidiaries prior to the effective time of the Merger, or (ii) employed by or otherwise providing services to Celgene and its subsidiaries and affiliates immediately prior to the effective time of the merger of a subsidiary of Celgene with and into Juno (on March 6, 2018), will be eligible to participate in the Plan. As of the effective time of the Merger, non-employee directors are not eligible to receive Awards under the Plan.

INFORMATION FOR EMPLOYEES HOLDING AWARDS GRANTED BEFORE THE MERGER

8.	What was the effect of the Merger (in which Celgene became a subsidiary of the Company) on my Awards under the Plan?

At the effective time of the Merger, which constituted a Change in Control for purposes of the Plan, outstanding incentive equity awards with respect to shares of common stock of Celgene granted under the Predecessor Plan were converted into awards under the Plan as follows (Note: Definitions of capitalized terms used below and not defined above appear at the end of this Section):

If an option was a “Celgene In-the-Money Option” as of the effective time of the Merger, it was assumed by the Company and converted into (a) an option to purchase, on the same terms and conditions as applied to the option immediately prior to the effective time of the Merger, shares of common stock of the Company, except that the number of shares of common stock of the Company subject to such option is equal the product of (i) the number of shares of Celgene common stock that were subject to such option immediately prior to the effective time of the Merger, multiplied by (ii) the Equity Award Exchange Ratio (rounded down to the nearest number of whole shares of common stock of the Company) with a per-share exercise price equal to the quotient of (x) the exercise price per share of Celgene common stock at which such Celgene option was exercisable, divided by (y) the Equity Award Exchange Ratio (rounded up to the nearest whole cent), and (b) the right to receive (i), if such option was vested prior to the effective time of the Merger, one CVR for each share of Celgene common stock underlying such option or (ii), if such option was not vested immediately prior to the completion of the Merger, immediately upon, and subject to, the vesting of the option, the Unvested Equity Award CVR Consideration.

If an option was a “Celgene Out-of-the Money Option” as of the effective time of the Merger, it was assumed by the Company and converted into an option to purchase, on the same terms and conditions as applied to the option immediately prior to the effective time of the Merger, shares of common stock of the Company, except that the number of shares of common stock of the Company subject to such option is equal to the product of (i) the number of shares of Celgene common stock that were subject to such option immediately prior to the effective time of the merger, multiplied by (ii) the Out-of-the-Money Option Exchange Ratio (rounded down to the nearest number of whole shares of common stock of the Company), with a per-share exercise price equal to the quotient of (A) the exercise price per share of Celgene common stock at which such Celgene option was exercisable, divided by (B) the Out-of-the-Money Option Exchange Ratio (rounded up to the nearest whole cent).

At the effective time of the Merger, each Celgene RSU was assumed by the Company and converted into (i) an RSU that settles in a number of shares of common stock of the Company equal to the number of shares of Celgene common stock underlying the RSU immediately prior to the effective time of the Merger multiplied by the Equity

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Award Exchange Ratio (rounded up to the nearest whole number of shares) and (ii) the right to receive, subject to the vesting of the RSU, the Unvested Equity Award CVR Consideration. Each RSU continued to have the same terms and conditions as applied to the corresponding Celgene RSU immediately prior to the effective time of the Merger.

At the effective time of the Merger, each Celgene performance unit (“Celgene PSU”) was assumed by the Company and converted into (i) a performance unit that settles in a number of shares of common stock of the Company (a “PSU”) equal to the product of the number of shares of Celgene common stock underlying the performance unit immediately prior to the effective time of the Merger (determined by deeming the applicable performance goals to be achieved at the greater of the target level and the actual level of achievement through the end of the calendar quarter immediately preceding the Merger effective time) multiplied by the Equity Award Exchange Ratio (rounded up to the nearest whole number of shares), and (ii) the right to receive, subject to the vesting of the performance unit, the Unvested Equity Award CVR Consideration. Each PSU continued to have the same terms and conditions as applied to the corresponding Celgene PSU (other than performance-based vesting conditions) immediately prior to the effective time of the merger.

Pursuant to the terms of the Merger Agreement, if you experienced a Qualifying Termination (as defined below), any Celgene Stock Options granted before the Merger that you held at the effective time of the Merger and that are vested prior to or upon your Qualifying Termination, will remain exercisable following your Qualifying Termination until the earlier to occur of (a) the expiration of the Stock Option’s ten-year term and (b) the first anniversary of your Qualifying Termination (or, if you are retirement eligible, the third anniversary of your Qualifying Termination). “Qualifying Termination” means: (i) a termination due to your death or disability (within the meaning of the Company’s long-term disability plan), (ii) a CIC Termination (as defined in the Executive Severance Plan) if you are a participant in the Executive Severance Plan, (iii) a Specified Termination (as defined in the U.S. Severance Plan) if you are a participant in the U.S. Severance Plan, or (iv) an involuntary termination without “cause” at any time during the two year period commencing on a “change in control” (each as defined in the Plan) if you are a participant who is not eligible for the Executive Severance Plan or the U.S. Severance Plan.

For purposes of this Prospectus/Plan Summary:

“BB2121 Milestone” means the first approval by the FDA or any successor agency of a biologic license application that grants Celgene, the Company or any of their respective affiliates (or their respective successors and assigns) the right to commercially manufacture, market and sell BB2121 (a chimeric antigen receptor T cell therapy targeting B-cell maturation antigen) in the United States in accordance with applicable law for the treatment of relapsed/refractory multiple myeloma in humans; which, among other things, must occur on or prior to March 31, 2021 in order for a CVR holder to be entitled to a “milestone payment.”

“BMS Stock Price” means $58.4167.

“Celgene In-the-Money Option” means a compensatory option to purchase shares of Celgene common stock under the Predecessor Plan for which the per share exercise price as of immediately prior to the Effective Time is less than the Celgene Stock Price.

“Celgene Out-of-the-Money Option” means a compensatory option to purchase shares of Celgene common stock under any Celgene Stock Plan for which per share exercise price as of immediately prior to the Effective Time equals or exceeds the Celgene Stock Price.

“Celgene Stock Option” means each Celgene In-the-Money Option and each Celgene Out-of-the-Money Option.

“Celgene Stock Price” means $109.4009.

“CVR” means a Contingent Value Right, which would entitle a holder to receive a “milestone payment” of $9.00 per CVR if the CVR milestone is achieved. CVR milestone means the satisfaction of all (but not less than all) of the following: (i) the BB2121 Milestone has occurred on or prior to March 31, 2021; (ii) the JCAR017 Milestone has occurred on or prior to December 31, 2020; and (iii) the Ozanimod Milestone has occurred on or prior to December 31, 2020.

“CVR Agreement” means the Contingent Value Rights Agreement, dated November 20, 2019, among the Company and Equiniti Trust Company, as trustee, in favor of each person who from time to time holds one or more CVRs.

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“Equity Award Exchange Ratio” means 1.86.

“FDA” means the United States Food and Drug Administration or any successor agency.

“JCAR017 Milestone” means the first approval by the FDA of a biologic license application that grants Celgene, the Company or any of their respective affiliates (or their respective successors and assigns) the right to commercially manufacture, market and sell JCAR017 (a CAR T cell therapy targeting CD-19) in the United States in accordance with applicable law for the treatment of any relapsed-refractory diffuse large B cell lymphoma in humans; which, among other things, must occur on or prior to December 31, 2020 in order for a CVR holder to be entitled to a “milestone payment.”

“Out-of-the-Money Option Exchange Ratio” means 1.87.

“Ozanimod Milestone” means the first approval by the FDA of a new drug application that grants Celgene, the Company or any of their respective affiliates (or their respective successors and assigns) the right to commercially manufacture, market and sell Ozanimod (a small molecule sphingosine 1-phosphate receptor modulator, which binds to sphingosine 1-phosphate receptors 1 and 5) in the United States in accordance with applicable Law for the treatment of relapsing multiple sclerosis in humans; which, among other things, must occur on or prior to December 31, 2020 in order for a CVR holder to be entitled to a “milestone payment.”

“Unvested Equity Award CVR Consideration” means, if the vesting date of the unvested Celgene In-the-Money Option, Celgene RSU, the Celgene PSU or the Celgene Restricted Stock award, as applicable, occurs (i) prior to the milestone payment record date and the termination date under the CVR Agreement, one CVR in respect of each share of Celgene common stock underlying such Celgene In-the-Money Option, Celgene RSU, Celgene PSU, or Celgene Restricted Stock award, as applicable, immediately prior to the Effective Time, (ii) on or after the milestone payment record date under the CVR Agreement, a cash payment equal to the milestone payment under the CVR Agreement in respect of each share of Celgene common stock underlying such In-the-Money Option, Celgene RSU, Celgene PSU or Celgene Restricted Stock award, as applicable, immediately prior to the Effective Time, or (iii) on or after the termination date under the CVR Agreement and the CVR milestone under the CVR Agreement was not achieved prior to such termination date, no additional consideration.

STOCK OPTIONS

9.	What is an option and how do I benefit from it?

An option gives you the right to purchase a specified number of Shares for a fixed price (the “exercise price”) during a prescribed period of time. The principal benefit of your option is the potential to profit from any increase in the value of the Company’s common stock during the period in which the option is exercisable, without risking any of your money. If the value of our common stock increases above your exercise price during its term, you will be able to buy the Shares at a discount from that increased price. On the other hand, if the value of our common stock does not increase above your exercise price, you will not recognize a benefit from your option.

10.	Are there different types of options?

An Option may be a nonstatutory stock option (that is, an option that is not an incentive stock option) or incentive stock options, a type of option for which special tax treatment is available under United States federal income tax laws and regulations.

Outside of the United States, options may be able to qualify for special tax treatment depending upon the tax laws of the particular jurisdiction in which you reside. In some jurisdictions, we may have implemented a sub-plan or adopted special rules so that options may qualify for special treatment in the particular jurisdiction, although we may not do so in all jurisdictions. Therefore, it is important to review the particular provisions of the Plan, and if applicable, any sub-plan or rules that apply to your option. Please consult with your tax, legal, and/or financial adviser with respect to your option.

11.	How will I know the terms of my option?

Your Award Agreement shows the following:

•	the exercise price of the option,
•	the term during which the option may be exercised,
•	the maximum number of Shares that may be purchased with the option,

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•	any conditions to the exercise of the option, and
•	any other terms and conditions of the option.
12.	What is the exercise price of my option?

The exercise price is the per share price at which you may purchase Shares by exercising the option. The exercise price of all options is at least 100% of the fair market value of the underlying common stock on the date of grant. However, in limited cases, an option may have been granted with a per share exercise price of less than 100% of the fair market value per Share on the date of grant, if granted pursuant to a transaction described in, and in a manner consistent with Section 424(a) of the Code. The exercise price of options granted under the Plan prior to the effective time of the Merger have been adjusted to reflect the conversion into Company common stock as provided in the Merger Agreement.

13.	When can I exercise my option?

An option will become exercisable (that is, you will be able to purchase Shares under your option) at the time or times shown in your Award Agreement, assuming that you have satisfied any conditions to vesting (for example, continued employment or service). Your Award Agreement (as amended by the Merger Agreement) will specify all conditions that must be satisfied in order to exercise the option.

In addition, a given option Award Agreement under the Plan may permit the participant to exercise the option prior to vesting (referred to as an “early exercise”) and receive stock subject to a repurchase right in favor of the Company, which right lapses in accordance with the original vesting schedule of the underlying stock option.

14.	How can I exercise my option?

To exercise an option, we must receive your notice of exercise in accordance with the procedures set forth in your Award Agreement. With the exercise notice, you also must send full payment of the exercise price and any applicable withholding taxes, unless you exercise pursuant to a cashless exercise program we may implement in connection with the Plan, in which case you would be required to follow the procedures of that program to exercise your option. An option may not be exercised for a fraction of a Share. Your ability to purchase Shares through the exercise of an option is conditioned upon compliance with any laws and the Company policies that may apply to you. Please refer to the Company’s Securities Trading Policy (BMS SOP 5k) for further information.

Notwithstanding the foregoing (but subject to any terms more favorable to you set forth in the first paragraph of the answer to this Question), if your option was granted to you after March 6, 2018 but prior to the Merger, the following provisions will generally apply, unless the Administrator provides otherwise:

Death. If you die, the legal representative of your estate may exercise your options, to the extent then exercisable, at any time for a period of one year from the date of your death.

15.	How do I pay the exercise price?

You have several alternatives for paying the exercise price of options. You usually must also pay the withholding taxes at the time of exercise. These alternatives may change from time to time, or be limited by the Committee. Generally, you may pay (i) in cash, meaning by certified or bank check, or (ii) through a broker-assisted cashless exercise, in which your broker sells shares to cover the exercise price, taxes and transaction costs. No loans to pay the exercise price or withholding taxes relating to awards will be made to any participant under the Plan.

16.	Will I have rights as a stockholder?

Upon the exercise of your option, we will either issue (or cause to be issued) in your name a stock certificate for the Shares you have purchased or note your ownership in book entry form. Until the Shares are issued (as evidenced by the appropriate entry on our books or those of our transfer agent), you will have no right to vote or receive dividends, or any other rights as a stockholder with respect to the exercised Shares, notwithstanding the exercise of your option. No adjustment will be made for a dividend or other right whose record date is prior to the date the Shares are issued, unless otherwise provided for in the Plan or the Award Agreement.

17.	When does my option expire?

The right to exercise your option terminates on the expiration date, after which you lose all rights with respect to the option. The term of your option are stated in your Award Agreement (as amended by the Merger Agreement).

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RESTRICTED STOCK UNITS

18.	What about the Awards that are not stock options?

Former employees and former non-employee directors of Celgene also hold restricted stock units.

19.	What are restricted stock units?

Restricted stock units are awards for which Shares or other payments are not actually issued unless and until the Award vests. Your Award Agreement that specifies the terms and conditions of the Award, including the number of restricted stock units granted and the terms, conditions and restrictions related to the Award.

Your Award Agreement will specify vesting criteria which, depending on the extent to which the criteria are met, determine the number of restricted stock units payable to you. Upon meeting the applicable vesting criteria, you are or will be entitled to receive a payment as specified in the Award Agreement. The Administrator may pay the earned restricted stock units in cash, Shares, or a combination thereof. All unearned restricted stock units as of the date set forth in the Award Agreement will be forfeited to the Company. The Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive payment.

If you received an Award of restricted stock units after March 6, 2018 but before the Merger, your rights under such award to receive or retain dividend equivalents with respect to the Shares underlying the award will be subject to the same vesting and/or forfeiture conditions as are applicable to the Award.

ADDITIONAL TERMS THAT APPLY TO ALL AWARDS

20.	Can I transfer my Award?

Unless the Administrator provides otherwise, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during your lifetime, only by you.

21.	What happens if the Company is dissolved or liquidated?

In the event of a proposed dissolution or liquidation of the Company, the Administrator will notify you as soon as practicable prior to the effective date of the proposed action. To the extent an Award has not been previously exercised, the Award will terminate immediately prior to the consummation of such proposed action.

22.	What happens if there is a Change in Control of the Company?

The events constituting a “Change in Control” are defined in the Plan. The definition of “Change in Control” conforms to the Company’s definition in its principal equity compensation plan, and differs in some respects from the definition in the Predecessor Plan (which continues to apply to Awards granted before the Merger and outstanding at the time of the Merger).

In the event of a Change in Control (as defined in the Plan) of the Company, each outstanding Award will be treated as the Administrator determines. For example, Awards may be assumed or an equivalent option or right may be substituted by the acquiring or successor corporation or an affiliate thereof, but there is no obligation to do so. In addition, the Administrator will not be required to treat all Awards similarly in the transaction.

In the case of Awards granted before the Merger and outstanding at the effective time of the Merger, if the Company subsequently has a Change in Control, if the successor corporation in the Change in Control does not assume the pre-Merger Award or substitute an equivalent award for it, the Participant will fully vest in and have the right to exercise all such outstanding options, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on such RSUs will lapse. In addition, in this circumstance the Administrator will notify the Participant that the option will be exercisable for a period of time determined by the Administrator in its sole discretion, and the option will terminate upon the expiration of such period.

TAX AND ERISA INFORMATION

23.	Where can I find information on the United States federal income tax consequences of awards under the Plan?

The United States Federal income tax consequences relating to equity awards granted under the Plan are explained in Section V of the Company’s Prospectus dated February 5, 2020 (to which this Prospectus/Plan Summary is an Exhibit), entitled “Federal Income Tax Consequences of Equity Awards.”

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ADDITIONAL INFORMATION ABOUT THE PROSPECTUS

24.	Are there restrictions on my ability to resell Shares acquired under the Plan?

Information on restrictions on resales of shares is provided in Section III of the Company’s Prospectus dated February 5, 2020 (to which this Prospectus/Plan Summary is an Exhibit), entitled “Restrictions on Resales of Shares.”

25.	What other conditions are associated with the exercise, issuance, and delivery of my Shares?

Shares will not be issued with respect to an Award unless the exercise of the Award and the issuance and delivery of the Shares pursuant to the Award comply with all applicable provisions of law and are approved by our legal counsel with respect to such compliance.

As a condition to receiving Shares or cash from an Award, we may require you to represent and warrant at the time of exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute the Shares if, in the opinion of our counsel, such a representation is required by applicable law.

The Company will not be liable with respect to any inability or failure to issue or sell Shares under the Plan if we have been unable to obtain authorization from any regulatory body having jurisdiction that our counsel determines to be necessary to the lawful issuance and sale of such Shares.

26.	Is Other Information on the Plan Available?

Further information regarding the Plan is provided in the Company’s Prospectus dated February 5, 2020 (to which this Prospectus/Plan Summary is an Exhibit). Section VII of that Prospectus, entitled “Other Plan Information,” explains how you can contact the Company and obtain more information.

27.	What else should I know about this prospectus?

We may update this prospectus in the future by furnishing to you an appendix, memorandum, notice or replacement page containing updated information. We generally will not send you a new prospectus, except upon request. Accordingly, you should keep this prospectus for future reference.

You should rely only on the information provided in this prospectus, incorporated by reference or contained in any subsequent prospectus supplement. We have not authorized anyone to provide you with different or additional information. We are not making an offer to sell any stock in any state or country where such an offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of this document.

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PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following statement sets forth the estimated amounts of expenses, other than underwriting discounts and commissions, to be borne by us in connection with the offerings described in this registration statement:

Securities and Exchange Commission Registration Fee	$139,860
Trustee’s Fees	n/a
Printing and Engraving Expenses	n/a
Accounting Fees and Expenses	105,000
Legal Fees and Expenses	150,000
Miscellaneous Expenses	50,000
Total Expenses	$444,860

ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation—a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal actions or proceedings, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The DGCL provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

Under the terms of our Bylaws and subject to the applicable provisions of Delaware law, we have agreed to indemnify each of our directors and officers and, subject to the discretion of the board of directors, any other person, against expenses incurred or paid in connection with any claim made against such director or officer or any actual or threatened action, suit or proceeding in which such director or officer may be involved by reason of being or having been a director or officer of us, or of serving or having served at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action taken or not taken by such director or officer in such capacity, and against the amount or amounts paid by such director or officer in settlement of any such claim, action, suit or proceeding or any judgment or order entered therein.

Section 102(b)(7) of the DGCL permits a provision in the certificate of incorporation of each corporation organized thereunder, such as the Company, eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The Company’s Amended and Restated Certificate of Incorporation eliminates the liability of directors for monetary damages for breach of fiduciary duty to the extent permitted by the DGCL.

The Company carries directors’ and officers’ liability insurance that covers certain liabilities and expenses of its directors and officers.

ITEM 16.   EXHIBITS.

Exhibit No.
4.1	Amended and Restated Certificate of Incorporation of Bristol-Myers Squibb Company (1)

4.1A	Certificate of Correction to the Amended and Restated Certificate of Incorporation, effective as of December 24, 2009 (2)

4.1B	Certificate of Amendment to the Amended and Restated Certificate of Incorporation, effective as of May 7, 2010 (3)

4.1C	Certificate of Amendment to the Amended and Restated Certificate of Incorporation, effective as of May 7, 2010 (4)

4.2	Bylaws of Bristol-Myers Squibb Company, as amended as of November 2, 2016 (5)

4.3	Contingent Value Rights Agreement, between Bristol Myers Squibb Company and Equiniti Trust Company, dated November 20, 2019 (6)

5.1	Opinion of Kirkland & Ellis LLP regarding the legality of the securities being issued (7)

8.1	Opinion of Kirkland & Ellis LLP regarding certain tax matters (7)

23.1	Consent of Deloitte & Touche LLP Independent Registered Public Accounting Firm of Bristol-Myers Squibb Company (7)

23.2	Consent of KPMG LLP, independent registered public accounting firm of Celgene Corporation (7)

23.3	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included in the signature pages hereof)

99.1	Bristol-Myers Squibb Company 2017 Stock Incentive Plan (F/K/A Celgene Corporation 2017 Stock Incentive Plan) (8)

99.2	Bristol-Myers Squibb Company 2014 Equity Incentive Plan (F/K/A Celgene Corporation 2014 Equity Incentive Plan) (9)
(1)	Incorporated herein by reference to Exhibit 3a to our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005.
(2)	Incorporated herein by reference to Exhibit 3b to Bristol Myers-Squibb Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.
(3)	Incorporated herein by reference to Exhibit 3a to Bristol Myers-Squibb Company’s Current Report on Form 8-K filed on May 10, 2010.
(4)	Incorporated herein by reference to Exhibit 3b to Bristol Myers-Squibb Company’s Current Report on Form 8-K filed on May 10, 2010.
(5)	Incorporated herein by reference to Exhibit 3.1 to Bristol Myers-Squibb Company’s Current Report on Form 8-K filed on November 4, 2016.
(6)	Incorporated by reference to Exhibit 4.1 to Bristol Myers-Squibb Company’s Form 8-K dated November 20, 2019 and filed on November 20, 2019.
(7)	Filed herewith.
(8)	Incorporated by reference to Exhibit 99.1 to Bristol Myers-Squibb Company’s Form S-8 filed on November 25, 2019.
(9)	Incorporated by reference to Exhibit 99.2 to Bristol Myers-Squibb Company’s Form S-8 filed on November 25, 2019.

ITEM 17.   UNDERTAKINGS.

(a)	The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, notwithstanding the foregoing, that any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) under the Securities Act that is part of the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 5th day of February, 2020.

BRISTOL-MYERS SQUIBB COMPANY

By:	/s/ Sandra Leung
Sandra Leung Executive Vice President and General Counsel

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Sandra Leung and Katherine R. Kelly as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the name of each of the undersigned in his or her capacity to any and all amendments (including any post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or advisable to be done, as fully to all intents and purposes as the undersigned might or could do in person, and each of the undersigned hereby ratifies and confirms that the said attorney-in-fact or agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Giovanni Caforio	Chief Executive Officer and Director (Principal Executive Officer)	February 5, 2020
Giovanni Caforio, M.D.

/s/ David V. Elkins	Chief Financial Officer (Principal Financial Officer)	February 5, 2020
David V. Elkins

/s/ Karen M. Santiago	Senior Vice President and Corporate Controller (Principal Accounting Officer)	February 5, 2020
Karen M. Santiago

/s/ Vicki L. Sato	Lead Independent Director	February 5, 2020
Vicki L. Sato, Ph.D.

/s/ Peter J. Arduini	Director	February 5, 2020
Peter J. Arduini

/s/ Robert Bertolini	Director	February 5, 2020
Robert Bertolini

/s/ Matthew W. Emmens	Director	February 5, 2020
Matthew W. Emmens

/s/ Michael Grobstein	Director	February 5, 2020
Michael Grobstein

/s/ Alan J. Lacy	Director	February 5, 2020
Alan J. Lacy

/s/ Dinesh C. Paliwal	Director	February 5, 2020
Dinesh C. Paliwal

/s/ Theodore R. Samuels	Director	February 5, 2020
Theodore R. Samuels

Signature	Title	Date

/s/ Gerald L. Storch	Director	February 5, 2020
Gerald L. Storch

/s/ Karen H. Vousden	Director	February 5, 2020
Karen H. Vousden, Ph.D.